                                                                   EXHIBIT 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        ASSIGNMENT AND LICENSE AGREEMENT

                                 BY AND BETWEEN

                           WYETH HOLDINGS CORPORATION

                                       AND

                          NEUROCRINE BIOSCIENCES, INC.

                                FEBRUARY 26, 2004

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
1.    DEFINITIONS...............................................................      2
   1.1      "Affiliate".........................................................      2
   1.2      "Amended and Restated License Agreement"............................      2
   1.3      "Assignment and Assumption Agreement"...............................      2
   1.4      "Closing"...........................................................      2
   1.5      "Closing Date"......................................................      2
   1.6      "Compound"..........................................................      2
   1.7      "Compound License Agreement"........................................      2
   1.8      "Compound Patent"...................................................      3
   1.9      "Confidential Information"..........................................      3
   1.10     "Control" or "Controlled"...........................................      3
   1.11     "Effective Date"....................................................      3
   1.12     "HSR Act"...........................................................      3
   1.13     "HSR Filing"........................................................      3
   1.14     "HSR Clearance Date"................................................      3
   1.15     "Neurocrine Sublicense Agreement"...................................      3
   1.16     "Original License Agreement"........................................      3
   1.17     "Pfizer Collaboration Agreement"....................................      4
   1.18     "Pfizer Sublicense Agreement".......................................      4
   1.19     "Share Price".......................................................      4
   1.20     "Stock Purchase Agreement"..........................................      4
   1.21     "Territory".........................................................      4
   1.22     "Third Party".......................................................      4
   1.23     "Wyeth Intellectual Property".......................................      4
   1.24     "2002 Consent Agreement"............................................      4
   1.25     "2004 Consent Agreement"............................................      4
2.    ASSIGNMENT OF RIGHTS......................................................      5
   2.1      Assignment..........................................................      5
   2.2      Assumption..........................................................      5
   2.3      No Continuing Obligations...........................................      5
   Assignment and Assumption Agreement..........................................      6
3.    LICENSES..................................................................      6
   3.1      Exclusive License...................................................      6
   3.2      Retained Rights; No Implied Licenses................................      6
   3.3      Sublicensing........................................................      6
   3.4      Section 365(n) of the Bankruptcy Code...............................      7
4.    CONSIDERATION.............................................................      7
   4.1      Cash Payments.......................................................      7
   4.2      Equity Payment......................................................      7
   4.3      No Other Payments...................................................      8
   4.4      Taxes and Withholding...............................................      8

                                     Page i

5.    THE CLOSING...............................................................      8
   5.1      Closing Date........................................................      8
   5.2      Deliveries by Neurocrine............................................      8
   5.3      Deliveries by Wyeth.................................................      9
6.    CONDITIONS and covenants..................................................     10
   6.1      Conditions to Obligations of Each Party.............................     10
   6.2      Conditions to Obligations of Wyeth..................................     10
   6.3      Conditions to Obligations of Neurocrine.............................     11
   6.4      Covenants...........................................................     11
7.    REPRESENTATIONS AND WARRANTIES............................................     11
   7.1      Representations and Warranties of Each Party........................     11
   7.2      Additional Representations and Warranties of Wyeth..................     12
   7.3      Additional Representations and Warranties by Neurocrine.............     14
   7.4      Representation by Legal Counsel.....................................     15
   7.5      No Inconsistent Agreements..........................................     15
8.    CONFIDENTIALITY...........................................................     15
   8.1      Non-Disclosure and Use Restrictions.................................     15
   8.2      SEC Filings.........................................................     16
   8.3      Public Statements...................................................     16
9.    TERM AND TERMINATION......................................................     16
   9.1      Government Approvals................................................     16
      9.1.1       HSR Filing....................................................     16
      9.1.2       Other Government Approvals....................................     17
   9.2      Termination by Mutual Agreement.....................................     17
   9.3      Termination for Cause...............................................     17
   9.4      Effects of Termination..............................................     17
10.   INDEMNIFICATION AND INSURANCE.............................................     18
   10.1     Indemnification by Neurocrine.......................................     18
   10.2     Indemnification by Wyeth............................................     19
   10.3     Procedure...........................................................     19
   10.4     Insurance...........................................................     20
   10.5     Limitation..........................................................     20
11.   MISCELLANEOUS.............................................................     20
   11.1     Assignment..........................................................     20
   11.2     Further Actions.....................................................     21
   11.3     Notices.............................................................     21
   11.4     Amendment...........................................................     22
   11.5     Waiver..............................................................     22
   11.6     Severability........................................................     22
   11.7     Descriptive Headings................................................     22
   11.8     Governing Law; Dispute Resolution...................................     22
   11.9     Entire Agreement of the Parties.....................................     23
   11.10       Independent Contractors..........................................     23
   11.11       Counterparts.....................................................     24

Exhibit 1.7       Form of Compound License Agreement

                                     Page ii

Exhibit 1.20      Form of Stock Purchase Agreement
Exhibit 1.23      Wyeth Patents
Exhibit 2.1       Form of Assignment and Assumption Agreement
Exhibit 2.4       Form of Patent Assignment
Exhibit 8.3       Press Release

                                    Page iii

                        ASSIGNMENT AND LICENSE AGREEMENT

         This Assignment and License Agreement (the "Agreement") is entered into on this 26th day of February, 2004 (the "Signature Date") by and between Wyeth Holdings Corporation (formerly known as "American Cyanamid Company"), a Maine corporation, having a place of business at 5 Giralda Farms, Madison, New Jersey 07940 (hereinafter "Wyeth") and Neurocrine Biosciences, Inc., a Delaware corporation, having a place of business at 10555 Science Center Drive, San Diego, California 92121 (hereinafter, "Neurocrine"). Wyeth and Neurocrine may each be referred to herein individually as a "Party" and collectively as the "Parties".

         WHEREAS, Wyeth and DOV Pharmaceutical, Inc. (hereinafter "DOV") entered into that certain license agreement, dated May 28, 1998 (hereinafter, the "Original License Agreement"), pursuant to which Wyeth, inter alia, granted to DOV an exclusive license, under certain patent rights and know-how, with respect to several compounds, including the Compound (as defined below);

         WHEREAS, DOV and Neurocrine entered into a Sublicense and Development Agreement dated June 30, 1998 (as amended from time to time, the "Neurocrine Sublicense Agreement"), pursuant to which DOV sublicensed to Neurocrine the rights relating to the Compound licensed to DOV under the Original License Agreement;

         WHEREAS, Neurocrine and Pfizer, Inc. (hereinafter, "Pfizer") entered into (i) that certain license agreement dated December 18, 2002 (as amended from time to time, the "Pfizer Sublicense Agreement") pursuant to which Neurocrine, inter alia, sublicensed to Pfizer the rights relating to the Compound licensed to Neurocrine under the Neurocrine Sublicense Agreement and (ii) that certain collaboration agreement dated December 18, 2002 (as amended from time to time, the "Pfizer Collaboration Agreement") pursuant to which Neurocrine and Pfizer, inter alia, will copromote the Compound in the United States;

         WHEREAS, Wyeth, DOV and Neurocrine entered into that certain Consent and Agreement dated December 13, 2002 (the "2002 Consent Agreement") in order to facilitate the grant by Neurocrine to Pfizer of certain rights under the Pfizer Sublicense Agreement;

         WHEREAS, Neurocrine now desires to obtain from Wyeth and Wyeth now desires to grant to Neurocrine: (i) an assignment of (x) all of Wyeth's rights and obligations under the Compound License Agreement (as defined below), and (y) Wyeth's rights and obligations under the 2002 Consent Agreement to the extent such rights and obligations relate to the Compound and (z) the Compound Patent (as defined below) and (ii) an exclusive license under the Wyeth Intellectual Property (as defined below), to make, have made, use and sell the Compound (which license rights are subject to the rights and licenses granted to DOV under the Compound License Agreement);

         WHEREAS, on or before the Closing (as defined below), Wyeth and DOV will enter into: (i) an amended and restated license agreement, pursuant to which the Original License Agreement will be amended to delete therefrom all rights and obligations of each of Wyeth and DOV with respect to the Compound (the "Amended and Restated License Agreement"), and (ii) the Compound License Agreement, setting forth the rights and obligations of each of Wyeth and DOV solely as they relate to the Compound; and

         WHEREAS, Wyeth, DOV and Neurocrine entered into that certain Consent Agreement and Amendment, dated February 25, 2004 (the "2004 Consent Agreement") pursuant to which, inter alia, DOV has provided its consent for Wyeth to enter into and perform this Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the promises, mutual covenants and obligations set forth below, and other good and valuable consideration, the Parties agree as follows:

1.       DEFINITIONS.

         1.1 "AFFILIATE" shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

         1.2 "AMENDED AND RESTATED LICENSE AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

         1.3 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall have the meaning set forth in Section 2.1 hereof.

         1.4 "CLOSING" shall have the meaning set forth in Section 5.1 hereof.

         1.5 "CLOSING DATE" shall have the meaning set forth in Section 5.1 hereof.

         1.6 "COMPOUND" shall mean the chemical compound identified in the License Agreement as CL 285,489, which compound is also known as indiplon.

         1.7 "COMPOUND LICENSE AGREEMENT" shall mean the license agreement relating solely to the Compound, which license agreement is to be entered into by and between Wyeth and DOV upon their amendment and restatement of the Original License Agreement as described above in the preamble to this Agreement. The Compound License Agreement shall be in the form attached hereto as Exhibit 1.7.

         1.8 "COMPOUND PATENT" shall mean United States Patent 6,399,621 granted on June 4, 2002, which patent claims the Compound.

         1.9 "CONFIDENTIAL INFORMATION" shall mean, with respect to a Party, all non-public proprietary data or information that is disclosed by such Party to the other Party in connection with this Agreement or information designated as "Confidential Information" of such Party hereunder.

         1.10 "CONTROL" OR "CONTROLLED" shall mean, with respect to any (a) item of information or know-how, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement with any Third Party existing as of the date such Party is obligated under this Agreement to grant such access and/or license.

         1.11 "EFFECTIVE DATE" shall mean, upon completion of the Closing, the Closing Date.

         1.12 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.13 "HSR FILING" shall mean filings by Wyeth and Neurocrine with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement and in the Stock Purchase Agreement, as applicable, together with all required documentary attachments thereto.

         1.14 "HSR CLEARANCE DATE" shall mean the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

         1.15 "NEUROCRINE SUBLICENSE AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.16 "ORIGINAL LICENSE AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.17 "PFIZER COLLABORATION AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.18 "PFIZER SUBLICENSE AGREEMENT" shall have the meaning set forth above in the preamble of this Agreement.

         1.19 "SHARE PRICE" shall mean the price per share for common stock of Neurocrine calculated in accordance with the Stock Purchase Agreement.

         1.20 "STOCK PURCHASE AGREEMENT" shall mean that certain stock purchase agreement to be entered into by Neurocrine and Wyeth (or one of Wyeth's Affiliates designated by Wyeth) on the Closing Date, which agreement shall be in the form attached hereto as Exhibit 1.20.

         1.21     "TERRITORY" shall mean all countries of the world.

         1.22 "THIRD PARTY" shall mean any person or entity other than Wyeth, Neurocrine or any of their respective Affiliates.

         1.23 "WYETH INTELLECTUAL PROPERTY" shall mean (a) that Wyeth know-how consisting of all information, patentable or otherwise, developed, applied, or acquired by Wyeth as of [***] relating to the production or development of the Compound, which information is reasonably useful or necessary to develop or manufacture the Compound and (b) those patents and patent applications Controlled by Wyeth that claim the Compound or the manufacture or use thereof, which patents and patent applications are listed on Exhibit 1.23 attached hereto, and including all continuations, continuations-in-part, divisionals, re-issues, re-examinations, extensions, substitutions, patents of addition, and supplementary certificates (or equivalents thereof) of any such patents and patent applications and all foreign counterparts thereof, in each case, only to the extent that they claim or would otherwise be infringed by the manufacture, use or sale of the Compound, provided, however, that the Wyeth Intellectual Property shall not include the Compound Patent. [***]

         1.24 "2002 CONSENT AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

         1.25 "2004 CONSENT AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.       ASSIGNMENT OF RIGHTS.

         2.1 ASSIGNMENT. Subject to the terms and conditions set forth in this Agreement, and in consideration for the payment to be made by Neurocrine to Wyeth under Section 4.1 hereof and the transactions contemplated by the Stock Purchase Agreement in accordance with Section 4.2 hereof, Wyeth hereby agrees to assign, and shall assign at the Closing, to Neurocrine: (i) all of Wyeth's rights and obligations under the Compound License Agreement, and (ii) Wyeth's rights and obligations under the 2002 Consent Agreement only to the extent such rights and obligations relate to the Compound, and (iii) all of Wyeth's right, title and interest in and to the Compound Patent (all of which rights being so assigned are subject to the rights and licenses granted to DOV under the Compound License Agreement and granted to Neurocrine, DOV and Neurocrine's sublicensee under the 2002 Consent Agreement). Such assignments shall be contingent upon and become effective only upon completion of the Closing and shall be made pursuant to the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 2.1, to be executed and delivered by the Parties and DOV at the Closing (the "Assignment and Assumption Agreement").

         2.2 ASSUMPTION. Subject to the terms and conditions set forth in this Agreement, Neurocrine hereby agrees to assume: (i) all of Wyeth's rights and obligations under the Compound License Agreement, and (ii) Wyeth's rights and obligations under the 2002 Consent Agreement only to the extent such rights and obligations relate to the Compound. Additionally, Neurocrine as of the Closing and thereafter shall have the sole and exclusive right, at its own expense, for the continued maintenance and enforcement of the Compound Patent, subject only to the obligations so assumed by Neurocrine and the rights and licenses granted to DOV under the Compound License Agreement. Neurocrine's assumption of such rights and obligations shall be contingent upon and become effective only upon completion of the Closing and shall be made pursuant to the Assignment and Assumption Agreement.

         2.3 NO CONTINUING OBLIGATIONS. Neurocrine agrees that, upon completion of the Closing and thereafter, Wyeth shall have no further or continuing rights or obligations (a) with respect to the Compound Patent, (b) under the Compound License Agreement, or (c) under the 2002 Consent Agreement, to the extent that any such obligations relate solely to the Compound. Notwithstanding the foregoing, Wyeth agrees that it will at all times remain obligated under the 2002 Consent Agreement as and only to the extent that Wyeth is and remains the owner and licensor (to Neurocrine, DOV or Neurocrine's Approved Sublicensee) of the Wyeth Know-How and Wyeth Patents (as such terms are defined in the Compound License Agreement, but not including the Compound Patent).

         2.4 ASSIGNMENT AND ASSUMPTION AGREEMENT. On the Effective Date or such later date as may be mutually agreed to by the Parties, Wyeth, after having received the payment due from Neurocrine under Section 4.1 and the shares of Neurocrine common stock and payments to be transferred and delivered to Wyeth in accordance with Section 4.2 hereof and the Stock Purchase Agreement, shall execute and deliver to Neurocrine the Assignment and Assumption Agreement. Additionally, at such time, Wyeth shall execute and deliver to Neurocrine the Patent Assignment, substantially in the form attached hereto as
                  Exhibit 2.4 (the "Patent Assignment") and such other documents that Neurocrine may reasonably require in order to record the assignment to Neurocrine of the Compound Patent in the U.S. Patent Office and/or any foreign patent office and to record the assignment to Neurocrine of the Compound License Agreement and/or the 2002 Consent Agreement in any governmental office and/or as otherwise necessary or useful to perfect the rights being assigned to Neurocrine hereunder.

3.       LICENSES.

         3.1 EXCLUSIVE LICENSE. Effective as of, and only upon, the completion of the Closing, Wyeth hereby grants to Neurocrine an exclusive, fully-paid, royalty free, perpetual, irrevocable license under the Wyeth Intellectual Property, solely to make, have made, use, import, offer for sale and/or sell pharmaceutical products containing the Compound in the Territory subject to the licenses granted to DOV pursuant to the Compound License Agreement.

         3.2 RETAINED RIGHTS; NO IMPLIED LICENSES. Except for the license expressly granted to Neurocrine in Section 3.1 above, Wyeth retains all right, title and interest under the Wyeth Intellectual Property and shall have the right to practice and use the Wyeth Intellectual Property for any purpose without any obligation to Neurocrine, subject to the rights and licenses granted by Wyeth to DOV under the Compound License Agreement and by Wyeth to DOV, Neurocrine and/or Neurocrine's sublicensee under the 2002 Consent Agreement. The Parties expressly agree that, under this Agreement, Neurocrine shall have no right, title or interest, either express or implied, in or to any patent, patent application or other intellectual property right owned or controlled by Wyeth or any of Wyeth's Affiliates, except for the license rights expressly granted in
                  Section 3.1 above.

         3.3 SUBLICENSING. Subject to and to the extent not in contravention of the rights and licenses granted to DOV under the Compound License Agreement, Neurocrine may grant to one or more Third Parties sublicenses of the rights granted to it under Section 3.1 hereof at any time. Each such sublicense shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such sublicensee shall not further sublicense except on terms consistent with this Section 3.3. Neurocrine shall provide Wyeth with a copy of any sublicense granted pursuant to this
                  Section 3.3 within thirty (30) days after the execution thereof. Neurocrine shall remain responsible for the performance of its sublicensees, and shall ensure that any such sublicensees comply with the relevant provisions of this Agreement.

         3.4 SECTION 365(n) OF THE BANKRUPTCY CODE. All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of
                  Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 (35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

4.       CONSIDERATION.

         4.1 CASH PAYMENTS. In partial consideration for the rights and obligations assigned to Neurocrine under Article 2 hereof and the licenses granted to Neurocrine under Article 3 hereof, and subject to the terms and conditions of this Agreement, Neurocrine shall pay to Wyeth :

                  (a) the non-creditable sum of Five Million Dollars ($5,000,000.00) (the "Initial Fee"), which amount shall be payable within two (2) business days of the Signature Date and shall be non-refundable except as otherwise expressly set forth in Section 9.4 hereof; and

                  (b) the non-refundable, non-creditable sum of Forty-Five Million Dollars ($45,000,000.00) which amount shall be payable at the Closing.

                  Such payments shall be made in United States Dollars by wire transfer of immediately available funds to a bank account of Wyeth or one of Wyeth's Affiliates, which bank account is designated in writing by Wyeth to Neurocrine.

         4.2 EQUITY PAYMENT. In further consideration for the rights and obligations assigned to Neurocrine under Article 2 hereof and the licenses granted to Neurocrine under Article 3 hereof, Neurocrine, at the Closing and in accordance with the terms and conditions of the Stock Purchase Agreement, shall irrevocably transfer and deliver to Wyeth or, at Wyeth's election, one of Wyeth's Affiliates, (i) that number of shares of Neurocrine common stock that, based on the Share Price, has a value of Forty-Five Million Dollars ($45,000,000.00), as such amount may be adjusted in accordance with the terms and conditions of the Stock Purchase Agreement and (ii) if applicable, that amount of cash which may be due in accordance with the terms and conditions of the Stock Purchase Agreement as a result of any adjustment made to the number of shares of

                  Neurocrine common stock to be transferred and delivered to Wyeth pursuant to the Stock Purchase Agreement.

         4.3 NO OTHER PAYMENTS. Upon receipt by Wyeth of the payment required under Section 4.1 above and the Neurocrine common stock to be delivered to Wyeth in accordance with Section 4.2 above and the terms and conditions of the Stock Purchase Agreement, Neurocrine, except as provided in Article 10 below, shall have no further obligation to make any payments to Wyeth in connection with the assignment of rights and obligations hereunder, the grant of licenses to Neurocrine hereunder and/or the development and/or commercialization of the Compound or pharmaceutical products containing the Compound, and the licenses granted to Neurocrine under Section 3.1 shall thereafter be fully paid up and royalty free.

         4.4 TAXES AND WITHHOLDING. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Neurocrine is so required to deduct or withhold, Neurocrine will (a) promptly notify Wyeth of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Wyeth, and (c) promptly forward to Wyeth an official receipt (or certified copy) or other documentation reasonably acceptable to Wyeth evidencing such payment to such authorities.

5.       THE CLOSING.

         5.1 CLOSING DATE. Unless this Agreement shall have been earlier terminated, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wyeth Pharmaceuticals, 500 Arcola Road, Collegeville, Pennsylvania 19426 on the later of March 15, 2004 or the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the Parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the Parties will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement, the Closing will be treated as if it occurred at 11:59 p.m. EST on the Closing Date.

         5.2 DELIVERIES BY NEUROCRINE. On the Closing Date, Neurocrine shall deliver to Wyeth the following:

                  (a) the Stock Purchase Agreement duly executed by Neurocrine;

                  (b) the payment due to Wyeth under Section 4.1(b) of this Agreement;

                  (c) a stock certificate representing the number of shares of Neurocrine common stock to be delivered to Wyeth or Wyeth's Affiliate pursuant to the Stock Purchase Agreement and Section 4.2 above;

                  (d) all payments that may be required to be paid by Neurocrine to Wyeth under the Stock Purchase Agreement in connection with any adjustment to be made to the number of shares of Neurocrine common stock to be transferred and delivered to Wyeth thereunder;

                  (e) the Assignment and Assumption Agreement duly signed by an authorized officer of Neurocrine and such other instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be required under this Agreement or as may otherwise be necessary to effect Neurocrine's assumption under applicable laws of the rights and obligations and other assets being assigned and/or licensed to Neurocrine under this Agreement;

                  (f) such other instruments and documents, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be necessary to effect the Closing; and

                  (g) a certificate, executed by an authorized officer of Neurocrine, certifying (i) the due organization and good standing of Neurocrine, and (ii) the authority and incumbency of officers of Neurocrine executing this Agreement and the other agreements, instruments and certificates delivered by Neurocrine to Wyeth upon the Closing.

         5.3 DELIVERIES BY WYETH. On the Closing Date, Wyeth shall deliver to Neurocrine the following:

                  (a) the Stock Purchase Agreement duly executed by Wyeth (or an Affiliate of Wyeth designated by Wyeth);

                   (b) the Assignment and Assumption Agreement duly executed by an authorized officer of Wyeth, and any other appropriate instruments of assignment, sale, conveyance or transfer, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be required under this Agreement or as may otherwise be necessary to effect Wyeth's assignment under applicable laws of the rights and obligations and other assets being assigned and/or licensed to Neurocrine under this Agreement;

                  (c) the Patent Assignment duly executed by an authorized officer of Wyeth;

                  (d) such other instruments and documents, in form and substance reasonably acceptable to Wyeth and Neurocrine, as may be necessary to effect the Closing; and

                  (e) a certificate, executed by an authorized officer of Wyeth, certifying (i) the due organization and good standing of Wyeth, and (ii) the authority and incumbency of officers of Wyeth executing this Agreement and the other agreements, instruments and certificates delivered by Wyeth to Neurocrine upon the Closing.

6.       CONDITIONS AND COVENANTS.

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligation of each Party to enter into and effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) all consents and approvals of governmental authorities, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (including any extension thereof) applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated; and

                  (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental authority or executive order promulgated or enacted by any governmental authority shall be in effect that would restrain or otherwise prevent the entry into or the consummation of the transactions contemplated by this Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF WYETH. The obligation of Wyeth to effect the transactions contemplated by Sections 5.1 and 5.3 of this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Neurocrine and DOV shall have duly executed and delivered the 2004 Consent Agreement which shall be in full force and effect as of the Closing Date;

                  (b) Wyeth shall have received all necessary approvals from its Board of Directors to effect the transactions contemplated by this Agreement;

                  (c) Neurocrine shall have made the payments contemplated under Section 4.1 hereof, delivered those shares of Neurocrine common stock and other payments to be delivered to Wyeth in accordance with the provisions of the Stock Purchase Agreement and delivered to Wyeth all other documents and deliverables to be delivered by Neurocrine to Wyeth at or before the Closing in accordance with Section 5.2 hereof;

                   (d) Neurocrine shall have executed and delivered to Wyeth, the Assignment and Assumption Agreement; and(c)Neurocrine shall have duly executed and delivered the Stock Purchase Agreement to be entered into by the Parties on the Closing Date and shall have met all other conditions and obligations required of Neurocrine under the Stock Purchase Agreement.

         6.3 CONDITIONS TO OBLIGATIONS OF NEUROCRINE. The obligation of Neurocrine to enter into and effect the transactions contemplated by Sections 5.1 and 5.2 of this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Wyeth and DOV shall have duly executed and delivered the Compound License Agreement and the 2004 Consent Agreement, each of which shall be in full force and effect as of the Closing Date;

                  (b) Wyeth shall have executed and delivered to Neurocrine the Assignment and Assumption Agreement and the Patent Assignment;

         6.4 COVENANTS. Each Party covenants and agrees to use diligent, good faith efforts to fulfill or cause to be fulfilled each of the conditions set forth above with respect to its effecting the transactions contemplated by Article 5 of this Agreement, at or prior to the Closing Date.

7.       REPRESENTATIONS AND WARRANTIES.

         7.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each of Neurocrine and Wyeth hereby represents, warrants, and covenants to the other Party hereto as follows:

                  (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

                  (b) the execution, delivery and performance of this Agreement and of the Stock Purchase Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval, provided, however, that

                           Neurocrine acknowledges that Wyeth is required to seek and obtain approval of its Board of Directors in order to complete the transactions contemplated this Agreement and that obtaining such approval is a condition to Wyeth's obligations hereunder;

                  (c) it has the power and authority to execute and deliver this Agreement and the Stock Purchase Agreement and to perform its obligations hereunder and thereunder;

                  (d) the execution, delivery and performance by such Party of this Agreement and the Stock Purchase Agreement and its compliance with the terms and provisions hereof and thereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property;
                           (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

                  (e) it shall at all times comply with all applicable laws and regulations relating to its activities under this Agreement and the Stock Purchase Agreement; and

                  (f) There is no action, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to such Party's knowledge, threatened against such Party with respect to this Agreement, the License Agreement, the 2002 Consent Agreement or the Compound Patent.

         7.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WYETH. In addition to the representations and warranties made by Wyeth in Section 7.1 above and Sections 7.4 and 7.5 below, Wyeth hereby represents, warrants, and covenants to Neurocrine that

                  (a) as of the Effective Date of this Agreement, the 2004 Consent Agreement will be in full force and effect and that, to Wyeth's knowledge, neither Wyeth nor DOV will have committed any material breach thereunder which material breach remains uncured and would give rise to a right of either Neurocrine, Wyeth or DOV to terminate the 2004 Consent Agreement;

                  (b) as of the Effective Date of this Agreement, the Compound License Agreement will be in full force and effect and that, to Wyeth's knowledge, neither Wyeth nor DOV will have committed any material breach thereunder which material breach remains uncured and would give rise to a right of either Wyeth or DOV to terminate the Compound License Agreement; except for the rights and licenses granted to DOV under the Compound License Agreement and the rights and licenses granted to Neurocrine and Neurocrine's sublicensees under the 2002 Consent Agreement, Wyeth, as of the Effective Date of this Agreement, will not have granted to any Third Party any right, title or interest in or to the Compound Patent or the Wyeth Intellectual Property in so far as it relates to the Compound;

                  (c) Except as set forth in (i) the 2002 Consent Agreement, (ii) the 2004 Consent Agreement, (iii) the Amended and Restated License Agreement and (iv) the Compound License Agreement, the Original License Agreement has not been amended, modified or supplemented in any way since its effective date, insofar as it relates to the Compound or the Wyeth Intellectual Property in so far as it relates to Compound;

                  (d) to Wyeth's actual knowledge, without having made or having any duty to make any inquiry, as of the Signature Date there is no written safety or other information in Wyeth's possession relating the Compound per se, which information (i) has not been previously disclosed by Wyeth to DOV and/or Neurocrine, and (ii) in Wyeth's reasonable determination, would have a material adverse effect on the development of the Compound;

                  (e) to Wyeth's actual knowledge, without having made or having any duty to make any inquiry, as of the Signature Date, (i) the issued patents within the Wyeth Intellectual Property and the Compound Patent are valid and enforceable, (ii) no third party is infringing any issued patents within the Wyeth Intellectual Property or the Compound Patent through the manufacture, use or sale of the Compound and
                           (iii) no third party owns or controls any patent, or assuming issuance of the claims as filed therein, any patent application, which claims the manufacture, use and sale of Compound per se (for the sake of clarity, this representation and warranty does not extend to any pharmaceutical formulation of the Compound or any general manufacturing or process technology which may be used by Neurocrine or its sublicensees in connection with the Compound); and

                  (f) to Wyeth's actual knowledge, without having made or having any duty to make any inquiry, as of the Signature Date there are no patents owned or licensed by Wyeth or any of its Affiliates that would be infringed by the making, using or selling the Compound per se by Neurocrine or its sublicensees, provided, however, that this representation and warranty does not and shall not extend to any patents which may cover Wyeth's general manufacturing or process technology or pharmaceutical product formulation technology.

                  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, WYETH MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO NEUROCRINE, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE COMPOUND, THE COMPOUND PATENT, THE WYETH INTELLECTUAL PROPERTY, THE POTENTIAL AMOUNT OF PAYMENTS TO BE RECEIVED BY WYETH FROM DOV UNDER THE COMPOUND LICENSE AGREEMENT OR WYETH'S OR DOV'S PAST AND FUTURE PERFORMANCE UNDER THE ORIGINAL LICENSE AGREEMENT, THE COMPOUND LICENSE AGREEMENT OR THE 2002 CONSENT AGREEMENT. IN ADDITION TO BUT NOT IN LIMITATION OF THE FOREGOING, AND EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, WYETH SPECIFICALLY DISCLAIMS (i) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPOUND OR ANY PHARMACEUTICAL PRODUCT CONTAINING THE COMPOUND, (ii) ANY EXPRESS OR IMPLIED WARRANTY REGARDING THE TITLE, VALIDITY OR ENFORCEABILITY OF THE COMPOUND PATENT OR ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT INCLUDED IN THE WYETH INTELLECTUAL PROPERTY, AND (iii) ANY EXPRESS OR IMPLIED WARRANTY THAT THE DEVELOPMENT, MANUFACTURE, USE, DISTRIBUTION, MARKETING, PROMOTION OR SALE OF THE COMPOUND OR ANY PHARMACEUTICAL PRODUCT CONTAINING THE COMPOUND BY OR ON BEHALF OF DOV, NEUROCRINE OR ANY OF THEIR RESPECTIVE LICENSEES OR SUBLICENSEES WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY OR ANY PATENT OR OTHER INTELLECTUAL PROPERTY OF WYETH OR ANY OF WYETH'S AFFILIATES, WHICH PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT IS NOT INCLUDED IN EITHER THE COMPOUND PATENT OR THE WYETH INTELLECTUAL PROPERTY.

         7.3 ADDITIONAL REPRESENTATIONS AND WARRANTIES BY NEUROCRINE. In addition to the representations and warranties made by Neurocrine in Section 7.1 above and Sections 7.4 and 7.5 below, Neurocrine hereby represents, warrants, and covenants to Wyeth that

                  (a) as of the Effective Date of this Agreement, the 2004 Consent Agreement will be in full force and effect and that, to Neurocrine's knowledge, neither Neurocrine nor DOV will have committed any material breach thereunder which material breach remains uncured and would give rise to a right of either Neurocrine, Wyeth or DOV to terminate the 2004 Consent Agreement;

                  (b) as of the Effective Date of this Agreement it will have sufficient funds available to fulfill its payment obligations under this Agreement;

                  (c) except as set forth in the 2002 Consent Agreement and the 2004 Consent Agreement, the Neurocrine Sublicense Agreement has not been amended, modified or supplemented in any way since its effective date.

         7.4 REPRESENTATION BY LEGAL COUNSEL. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

         7.5 NO INCONSISTENT AGREEMENTS. Except for the Compound License Agreement and the 2002 Consent Agreement, to each of which Wyeth is a party and under each of which Wyeth requires and has obtained DOV's consent to enter into this Agreement, as of the Effective Date of this Agreement neither Party has in effect nor shall enter into any oral or written agreement or arrangement that is inconsistent with its obligations under this Agreement.

8.       CONFIDENTIALITY.

         8.1 NON-DISCLOSURE AND USE RESTRICTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, each Party (the "Receiving Party") receiving any Confidential Information of the other Party (the "Disclosing Party") hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement except for Confidential Information that the Receiving Party can establish

                  (a) was already known by the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

                  (d) was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

                  (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

         8.2 SEC FILINGS. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission (the "SEC"). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.2, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.2, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

         8.3 PUBLIC STATEMENTS. So long as this Agreement is in effect, neither of the Parties hereto shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other Party which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or legal process. The Parties agree that the press release attached hereto as Exhibit 8.3 may be released on or after the Effective Date or such earlier date as may be required by applicable law.

9.       TERM AND TERMINATION.

         9.1      GOVERNMENT APPROVALS.

                  9.1.1 HSR FILING. To the extent necessary and to the extent not already done so prior to the Signature Date, each of Neurocrine and Wyeth shall, as soon as reasonably practicable after the Signature Date, but in no event later than five (5) business days after the Signature Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing, provided, however, that, except as expressly set forth in Section __ below, Neurocrine shall be solely responsible for any fees required to be paid to any government agency in connection with making any such HSR Filing.

                  9.1.2 OTHER GOVERNMENT APPROVALS. To the extent not otherwise addressed in Section 9.1.1 above, Neurocrine and Wyeth will cooperate and use respectively all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

         9.2 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated at any time by mutual written agreement of the Parties.

         9.3 TERMINATION FOR CAUSE. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by Wyeth if the Closing shall not have occurred on or prior to March 31, 2004;

                  (b) by Neurocrine if the Closing shall not have occurred on or prior to March 31, 2004; or

                  (c) subject to Section 9.1, by Wyeth or Neurocrine if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

         9.4 EFFECTS OF TERMINATION. Upon expiration or termination of this pursuant to this Article 9, (a) this Agreement shall forthwith become null and void, except that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination. Upon termination of this Agreement for any reason other than Neurocrine's failure to meet one or more of the conditions set forth in
                  Section 6.2 , Wyeth shall refund to Neurocrine the Initial Fee (without interest) within thirty (30) days following such termination. Additionally, if this Agreement is terminated as a result of a failure to meet the condition set forth in
                  Section 6.2(b), Wyeth, within thirty (30) days of such termination, shall reimburse Neurocrine the amount of any fees actually paid by Neurocrine to any government agency in connection with the making of any HSR Filing pursuant to
                  Section 9.1.1 above, provided, however, the maximum amount that Wyeth shall be obligated to so reimburse Neurocrine shall be forty-five thousand dollars ($45,000). Notwithstanding the foregoing, this Article 9, Articles 8 and 10 and Sections 4.1(a), 11.3, and 11.8 of this Agreement shall survive any such expiration or termination.

10.      INDEMNIFICATION AND INSURANCE.

         10.1 INDEMNIFICATION BY NEUROCRINE. Neurocrine will indemnify, defend and hold harmless Wyeth, Wyeth's Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Wyeth Indemnified Party") from and against any and all liability, loss, damage, expense (including reasonable attorneys' fees and expenses) and cost (collectively, a "Liability") that the Wyeth Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of or in connection with any Third Party claims of any nature arising out of:

                  (a) the research, development, manufacture or commercialization of the Compound or any pharmaceutical product containing the Compound by, on behalf of, or under the authority of Neurocrine, its Affiliates, and its or their licensees or sublicensees, and their further licensees or sublicensees including, without limitation, Pfizer and any of Pfizer's Affiliates, sublicensees, contractors or commercialization partners;

                  (b) any Neurocrine representation or warranty set forth herein being untrue in any material respect when made;

                  (c) any breach or other action taken or omission made by or on behalf of Neurocrine or any of Neurocrine's Affiliates under the Compound License Agreement or the 2002 Consent Agreement; and/or

                  (d) any action taken or failure to act by Neurocrine, its Affiliates, any of their respective licensees or sublicensees (including, without limitation, Pfizer and Pfizer's Affiliates) and any of their further licensees or sublicensees, in connection with the filing, prosecution, maintenance or enforcement of the Compound Patent, whether such action or failure to act occurred prior to or after the Effective Date of this Agreement;

                  except in each case, to the extent caused by the negligence or willful misconduct of Wyeth or any Wyeth Indemnified Party.

         10.2 INDEMNIFICATION BY WYETH. Wyeth will indemnify, defend and hold harmless Neurocrine and its sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, a "Neurocrine Indemnified Party") from and against any and all Liabilities that the Neurocrine Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of any Third Party claims of any nature arising out of:

                  (a) the conduct of any activities by, on behalf of, or under the authority of Wyeth (other than by DOV, Neurocrine, Pfizer or their respective Affiliates) prior to the Effective Date of this Agreement; and/or

                  (b) any Wyeth representation or warranty set forth herein being untrue in any material respect when made;

                  except in each case, to the extent caused by the negligence or willful misconduct of DOV, Neurocrine or any Neurocrine Indemnified Party.

         10.3 PROCEDURE. Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 10, such Party (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") in writing within fifteen (15) days and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

         10.4 INSURANCE. Neurocrine further agrees to use reasonable efforts to obtain and maintain, during the term of this Agreement, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 10.1 with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better. Upon Wyeth's request, Neurocrine shall provide Wyeth with a certificate of insurance evidencing said coverage.

         10.5 LIMITATION. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH OTHER PARTY EXCEPT (A) TO THE EXTENT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF OR OTHERWISE INCURRED IN CONNECTION WITH A THIRD PARTY CLAIM AND (B) IN THE EVENT OF INTENTIONAL AND WILLFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY SUCH PARTY HEREUNDER.

11.      MISCELLANEOUS.

         11.1 ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assignable by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in merger, sale of stock, sale of assets or other transaction. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this
                  Section 11.1 shall be void.

         11.2 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         11.3 NOTICES. All notices and other communications hereunder (including, without limitation, any notice of breach, termination, change of address, etc.) shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

                  All correspondence to Wyeth shall be addressed as follows:

                           Wyeth Pharmaceuticals
                           500 Arcola Road
                           Collegeville, PA  19426
                           Attn: Senior Vice President, Worldwide Licensing
                           Fax:  (484) 865-9301

                                 with a copy to:

                                 Wyeth
                                 5 Giralda Farms
                                 Madison, NJ  07940
                                 Attn: General Counsel
                                 Fax:  (973) 660-7156

                  All correspondence to Neurocrine shall be addressed as follows:

                           Neurocrine Biosciences, Inc.
                           10555 Science Center Drive
                           San Diego, California  92121
                           Attn: Senior Vice President, Business Development
                           Fax:  (858) 658-7605

                                 with a copy to:

                                 Neurocrine Biosciences, Inc.
                                 10555 Science Center Drive
                                 San Diego, California  92121
                                 Attn: General Counsel
                                 Fax:  (858) 658-7605

         11.4 AMENDMENT. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         11.5 WAIVER. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         11.6 SEVERABILITY. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

         11.7 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         11.8 GOVERNING LAW; DISPUTE RESOLUTION. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors or designees for attempted resolution by good faith negotiations within ten (10) calendar days after such notice is received. Said designated officers are as follows:

                           For Wyeth:                Senior Vice President

                                                     Global Business Development
                                                     Wyeth Pharmaceuticals

                           For Neurocrine:           Senior Vice President,
                                                     Business Development

                  In the event the designated officers are not able to resolve such dispute through good faith negotiations within such ten
                  (10) calendar day period, either Party may pursue any legal or equitable remedies available to it by filing a claim in the state or federal courts of the state of New York and each Party hereby consents to the jurisdiction of such court and each Party hereby irrevocably waives its right to a jury trial before such court. Notwithstanding the foregoing, nothing in this Section 11.8 shall prohibit a Party from seeking temporary or injunctive relief from a state or federal court in New York pending the resolution of a dispute in accordance with the provisions of this Section 11.8.

         11.9 ENTIRE AGREEMENT OF THE PARTIES. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties as to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof,. Except as expressly provided otherwise herein, this Agreement shall have no effect on, and shall be subject to, the 2002 Consent Agreement, the 2004 Consent Agreement, the Sublicense Agreement and Compound License Agreement which agreements shall continue in full force and effect in accordance with the terms and conditions thereof and subject to the assignments and assumptions effected pursuant to this Agreement.

         11.10 INDEPENDENT CONTRACTORS. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

         11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Signature Date.

WYETH HOLDINGS CORPORATION                       NEUROCRINE BIOSCIENCES, INC.

By /s/ Robert A. Dougan                          By /s/ Gary A. Lyons
Name: Robert A. Dougan                           Name: Gary A. Lyons
Title: Senior Vice President                     Title: President and CEO

                                  EXHIBIT 1.7

                       FORM OF COMPOUND LICENSE AGREEMENT

                                LICENSE AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into on this __th day of February, 2004 by and between DOV PHARMACEUTICAL, INCORPORATED, a corporation organized and existing under the laws of the Delaware, having its registered offices at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601, (hereinafter DOV) and WYETH HOLDINGS CORPORATION (formerly known as "American Cyanamid Company"), a corporation organized under the laws of the State of Maine, U.S.A., having its principal place of business at 5 Giralda Farms, Madison, New Jersey 07940, U.S.A., (hereinafter Wyeth).

                                   WITNESSETH:

         WHEREAS, DOV and Wyeth entered into that certain License Agreement dated May 29, 1998 (as previously amended, the "Original License Agreement") pursuant to which Wyeth granted to DOV a worldwide exclusive license for a group of four (4) specified compounds;

         WHEREAS, on even date herewith DOV and Wyeth entered into an Amended and Restated License Agreement, which agreement amends and restates the Original License Agreement so as to remove from such agreement the rights and licenses granted to DOV and the other rights and obligations of each of the parties thereunder, in each case, which rights, licenses and obligations relate to the compound designated as CL 285,489 (also known as Indiplon);

         WHEREAS, DOV and Wyeth now desire to enter into this license agreement to provide for the grant of a worldwide, exclusive license to DOV under certain intellectual property rights of Wyeth for the development and commercialization of CL 285,489;

         WHEREAS, Wyeth possesses intellectual property rights relating to the chemical compound listed in Schedule 1 attached hereto and made a part hereof and to pharmaceutical products to be processed from the aforesaid compound.

         WHEREAS, Wyeth designates Wyeth Pharmaceuticals, an Affiliate of Wyeth, with principal offices at 500 Arcola Road, Collegeville, Pennsylvania 19426, U.S.A., as the correspondent and contact for day-to-day business regarding the compounds that appear in Schedule 1. All correspondence and contacts shall be with Wyeth Pharmaceuticals.

         WHEREAS, DOV is interested to develop as well as manufacture, have manufactured by, use, and sell pharmaceutical products containing CL 285,489 worldwide under a license that Wyeth is willing to grant.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1.0 DEFINITIONS

1.1 "Effective Date" means the date upon which this License Agreement is executed by both parties.

1.2      "Product" means the compound listed in Schedule 1.

1.3. "Marketed Product" means the pharmaceutical preparation in finished form containing Product suitable for human administration, whether alone or in combination with other active ingredients.

1.4 "Wyeth Patents" means all patents, certificates of invention, and applications covering the Product. Such Wyeth Patents are listed in Exhibit A of this License Agreement.

1.5 "Wyeth Know-How" means all information, patentable or otherwise, developed, applied, or acquired by Wyeth as of May 22, 1997 relating to the production or development of the Product that is reasonably useful or necessary to develop or manufacture Product.

1.6 "Wyeth's Place of Payment" means 500 Arcola Road, Collegeville, Pennsylvania 19426.

1.7 "Affiliate" means with respect to a party, any other business entity that directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.

1.8 "Net Sales" shall mean the gross amount invoiced for the Marketed Product sold by DOV and/or its Affiliates or their sublicensees (including any further sublicensees), less:

         (i) transportation charges or allowances, if any, included in such price;

         (ii) trade, quantity or cash discounts, service allowances and broker's or agent's commissions but not salaries, commissions, bonuses or other incentive pay to in-house sales or other personnel, if any, allowed or paid;

         (iii) credits or allowances, if any, given or made on account of price adjustments, returns, bad debts, off-invoice promotional discounts, rebates, and any all Federal, state or local government rebates whether in existence now or enacted at any time during the term of this Agreement (e.g., HCFA or Medicaid rebates), rejections, recalls or destruction requested or made by an appropriate government agency; and

         (iv) any tax, excise or governmental charge upon or measured by the sale, transportation, delivery or use of the Marketed Product;

         provided that Net Sales shall in no event be less than 80% of Gross Sales.

         In the case of discounts on "bundles" of products which include the Marketed Product, DOV, its Affiliates and its sublicensees (including further sublicensees) may, with notice to Wyeth, calculate Net Sales as set forth above discounting the bona fide list price of the Marketed Product by the average percentage discount of all products of the selling party and/or its Affiliates or sublicensees in a particular "bundle", calculated as follows:

                  Average percentage
                  discount on a                      = (1-A/B) x 100
                  particular "bundle"

         where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle". DOV shall provide Wyeth documentation, reasonably acceptable to Wyeth, establishing such average discount with respect to each "bundle". Where the Marketed Product is also sold other than in bundled form, the average discount as calculated above shall be applied to the undiscounted list price of the Marketed Products in the "bundle". If the Marketed Product is not sold separately and no bona fide list price exists for the Marketed Product, the parties shall negotiate in good faith an imputed list price for the Marketed Product, and the average discount as calculated above with respect thereto shall be applied to such imputed list price.

1.9      "Territory" means all countries of the world.

1.10 "Scheduled Payments" means those lump sums payable at the time of the achievement of specific developmental activities during the development period through actual commercial introduction of a Product following regulatory approval.

1.11 As used in this e Agreement, the singular includes the plural and the plural includes the singular, wherever appropriate by fact or by context.

ARTICLE 2.0 LICENSE GRANT

2.1 Effective as of May 29, 1998, Wyeth hereby grants DOV an exclusive license under Wyeth Patents and Wyeth Know-How to make, have made, use, import, offer for sale and/or sell Marketed Product in the Territory.

2.2 Subject to Wyeth's right of first refusal provided for in Article 4.0, and the provisions in Article 5.0; DOV shall have the right to grant sublicenses under the License provided for in Article 2.1.

ARTICLE 3.0 DEVELOPMENTAL ACTIVITIES

3.1 While this Agreement is in effect, DOV shall use reasonable efforts to develop and commercialize the Product, either through itself or through a third party commercial partner. Such activities include negotiating the terms of a sublicense agreement with a third party.

3.2 DOV may disclose unpublished Wyeth Patents and Wyeth Know-How to a third party, bound under an obligation of confidentiality which is substantially the same as the obligation provided for in Article 7 of this License Agreement, to the extent necessary to negotiate a sublicense, and thereafter to develop and commercialize the Product.

3.3 On a quarterly basis, DOV shall provide Wyeth with a written report outlining its developmental activities during that quarter.

ARTICLE 4.0 WYETH RIGHT OF FIRST REFUSAL

4.1 Prior to its entering into a sublicense agreement with a third party with respect to Product, DOV shall present, in writing, to Wyeth the bona fide proposed terms and conditions of said sublicense agreement. Following receipt by Wyeth of said terms and conditions, Wyeth shall have sixty (60) days to notify DOV if it intends to enter into a development agreement with DOV, the terms of which would exceed those proposed by a third party by 10% relative to Scheduled Payments and royalties. So as to permit Wyeth to reach such decision, DOV shall provide to Wyeth all relevant data and information regarding Product available to DOV, simultaneously with its providing to Wyeth the terms and conditions offered by the said third party.

4.2 Upon Wyeth's providing DOV with notification of its intent to enter into an agreement with DOV pursuant to Article 4.1, the parties will promptly negotiate said agreement embodying Wyeth's offer under Article
         4.1 and this License Agreement shall terminate upon the effective date of said agreement, solely with regard to the Product(s) elected by Wyeth under Article 4.1 and contained in said agreement.

4.3 If Wyeth does not notify DOV of its intention to enter into an agreement with DOV pursuant to Articles 4.1 and 4.2, hereinabove, within the agreed upon period, DOV shall be free to enter into a sublicense agreement with the third party under the terms presented to Wyeth, or better.

4.4 In the event that DOV files a New Drug Application (NDA) in the USA, or a foreign equivalent thereof in Europe or Japan, but has not yet entered into a license agreement with a third party for Product, DOV shall provide Wyeth with a copy of the NDA ( or the foreign equivalent thereof as filed together with its English translation) for evaluation by Wyeth. If Wyeth shall express an interest in marketing the Product, then the parties shall enter into good faith negotiations relating to the possibility of Wyeth's obtaining marketing rights to the Product.

ARTICLE 5.0 SUBLICENSE AGREEMENTS

5.1 If DOV grants a sublicense to a third party with regard to Product under this Agreement, such sublicense agreement shall provide for DOV to receive Scheduled Payments and royalty payments based on Net Sales of Marketed Product.

ARTICLE 6.0 PAYMENTS

6.1 Within thirty (30) days after the Effective Date of the Original License Agreement, DOV shall pay Wyeth the fee as indicated below in this paragraph 6.1 for exercising its Option rights with regard to each Product. Such fee shall be non-refundable and non-creditable against any other payments due Wyeth pursuant to this Agreement:

         CL 285,489         $  50,000

         Wyeth acknowledges that the fee provided for in this Section 6.1 has been received.

6.2 If DOV enters into a sublicense agreement with a third party before the filing of an NDA (or the foreign equivalent thereof in Europe or Japan) for a Product, DOV shall, subject to the minimum conditions set forth in paragraph 6.4 of this Agreement, pay Wyeth during the term of this Agreement 35% of all remuneration, excluding all adequately documented future research and development payments, whether tangible or intangible, including all Scheduled Payments within 30 days of receipt by DOV from such sublicensee and one-third of all other royalties and profits, whether tangible or intangible, within 30 days of receipt by DOV derived from the final sale to the trade of Marketed Product by DOV or its sublicensee, as the case may be.

6.3 If DOV enters into a sublicense agreement with a third party after the filing of an NDA (or the foreign equivalent thereof in Europe or Japan) for a Product, DOV shall, subject to the minimum conditions set forth in paragraph 6.4 of this Agreement, pay Wyeth during the term of this Agreement 25% of all remuneration, whether tangible or intangible, including Scheduled Payments within 30 days of receipt by DOV from such sublicensee; and 25% of all other royalties and profits; whether tangible or intangible, within 30 days of receipt by DOV derived from the final sale to the trade of Marketed Product by DOV or its sublicensee, as the case may be.

6.4 Notwithstanding any other provision of this Agreement, Wyeth shall in no event receive Scheduled Payments and once the Product has been commercialized, royalties on sales of Marketed Product to the trade by DOV or its third-party sublicense with respect to each Product listed in Schedule 1, which Scheduled Payments, in the aggregate, and royalties are less than the amounts below indicated in this paragraph. For the sake of clarity, in the event the portion of the first Scheduled Payment received by DOV from a sublicensee which portion is payable by DOV to Wyeth in accordance with Section 6.2 above, is less than the amount indicated below in this paragraph, DOV shall pay to Wyeth the minimum amount set forth below at such time and that portion of such minimum amount that is in excess of the amount payable by DOV to Wyeth pursuant to Section 6.2 above as the result of DOV's receipt of such Scheduled Payment from its sublicensee, shall be credited against any further Scheduled Payments due from DOV to Wyeth under this Agreement.. The Scheduled Payments due Wyeth for the Schedule 1 compound shall be paid pursuant to the 30-day period specified in paragraphs 6.2 and 6.3 if received by DOV from third parties; but in the event that DOV achieves the filing of an NDA, or its equivalent in the United States, Europe, or Japan for a Product without assistance of a third party, DOV shall remit to Wyeth the aggregate minimum Scheduled Payments set forth below no later than 30 days following the achievement of such Regulatory filing.

AGGREGATE MINIMUM SCHEDULED                              MINIMUM ROYALTY DUE TO
PAYMENT FOR EACH PRODUCT DUE WYETH                         WYETH ON NET SALES
----------------------------------                         ------------------
CL 285,489           $2.5 Million                                 2.5%

         Provided however if marketing exclusivity in any country of the Territory is lost to DOV or its sublicensee prior to the expiration of this Agreement in such country, the parties shall meet to discuss whether any modification to these terms is appropriate.

6.5 DOV shall keep and shall obligate its sublicensees to keep accurate and complete records of all sales of Product and Marketed Product in accordance with generally accepted accounting principles and practices. In any agreement between DOV and a third party, DOV shall obligate such third party to allow routine audits by Wyeth of such third party's records relating to the Product and Marketed Product and shall further require such third party to likewise obligate any additional third party that enters into an agreement with the third party relating to the Product and Marketed Product to allow routine audits by Wyeth of such additional third party's records relating to the Product and Marketed Product. Wyeth, no more than one time per calendar year for each of DOV or any third party so audited, may conduct, at its own expense, at reasonable times during normal business hours, through an accountant designated by Wyeth and acceptable to DOV (and its sublicensees and their sublicensees, as appropriate), an audit of the accounts contemplated above, as well as any supporting instruments and documents, and may make copies of and extracts from such records for the sole purpose of ascertaining or verifying the correctness of the amounts remitted by DOV hereunder. Such accountant shall be required by DOV or any sublicensee to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Wyeth or DOV any information other than information relating to or supporting the accuracy of the payments due from DOV hereunder (and, except to the extent necessary to support sales data using bundles, in no event information that relates to products other than the Product or Marketed Product). Each such audit shall be limited to the records and accounts pertaining to the year on which the audit is conducted and the immediately preceding 5 calendar years. Results in the form of a report of such audit shall be made available by Wyeth to DOV and to any third party that is the subject of the audit. Should such audit reveal any discrepancies between reports made by DOV or its sublicensees and the audit exceeding five percent (5%) in favor of DOV or any third party that is audited, then DOV shall pay in full the costs of such audit requested by Wyeth; otherwise, Wyeth shall bear the costs in full for the audit of the records of DOV, its Affiliates, or its sublicensees. In the event DOV, its Affiliates or sublicensees (including further sublicensees) conducts an audit of any sublicensee selling the Product and Marketed Product, DOV shall provide or shall cause such Affiliate or sublicensee to provide to Wyeth a copy of each audit report generated in connection therewith.

6.6 Royalty payments shall be due within the shorter period of thirty (30) days following receipt thereof by DOV or sixty (60) days of the end of each calendar quarter on Net Sales made in that quarter and shall be paid at Wyeth's Place of Payment. Royalties shall accrue in the currency of the country in which the sale of Marketed Product is made, and if different from U. S. dollars shall be converted into such currency using the exchange rate appearing in the Wall Street Journal applicable for the last day of the calendar quarter during which the royalties accrued.

6.7 All taxes, assessments, fees. and charges, if any, levied under income tax laws or regulations with respect to payments due Wyeth hereunder shall be for the account of Wyeth and if required by law to be withheld and paid to the applicable jurisdiction, may be deducted by DOV from such payments due to Wyeth. Receipts for all such deducted taxes, assessments, fees and charges paid by DOV to the taxing authorities shall be secured by DOV and sent to Wyeth.

6.8 In case of any delay in payment by DOV to Wyeth not occasioned by force majeure, interest at the rate of one percent (1%) per month, assessed from the thirty-first day after the due date of the said payment, shall be due Wyeth without any special notice.

ARTICLE 7.0 CONFIDENTIALITY

7.1 If during the performance of this Agreement, one party hereto wishes to disclose information to another that it considers confidential, and if the receiving party is willing to accept such information, then such information may not be subsequently disclosed by the receiving party to a third party, other than as provided in this Agreement, without the written permission of the disclosing party. The parties to this Agreement agree to hold in confidence all information and all knowledge, know-how, practices, process, or other information disclosed or submitted in writing or in other tangible form that is considered to be confidential for a period of five (5) years from the date of such disclosure, except:

         (a) information that, at the time of disclosure, is in the public domain;

         (b) information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the receiving party;

         (c) information that was in the possession of the receiving party at the time of disclosure;

         (d) information that is developed by or on behalf of the receiving party independently of any disclosure to it by the disclosing party hereunder; or

         (e) information that is provided to the receiving party by a third party with the right to so provide.

ARTICLE 8.0 ADVERSE EXPERIENCE

8.1 DOV shall keep (and DOV shall cause its sublicensees to keep under terms and conditions equal to those set forth in this Article 8) Wyeth, during the term of this Agreement, promptly and fully informed of all pharmaceutical, toxicological and clinical findings relating to adverse experience of the Product or Marketed Product.

8.2 DOV undertakes to notify Wyeth promptly with written confirmation by immediate telecopy of any information concerning any serious adverse event as defined by C.I.O.M.S. or the F.D.A. or by the Ministry of Health & Welfare in Japan, as applicable, reasonably associated with clinical studies or attributed to the use or application of the Product and Marketed Product. In any event the above notification shall be made within two working days after DOV should first learn or be advised of all relevant information with respect to such adverse event.

8.3 DOV shall also forward regularly (and usually every six months unless the parties agree on another period) to Wyeth any information on all other adverse effects or any difficulty associated with the clinical use, studies, investigations, tests and prescription of the Product or Marketed Product.

8.4 DOV shall provide upon request the information on patient exposure: estimated patient days of exposure.

8.5 DOV shall inform Wyeth, without delay, of any governmental action, correspondence or reports to or from governmental authorities that may affect the situation of the Product or Marketed Product and furnish Wyeth with copies of any relevant documents relating thereto.

ARTICLE 9.0 REPRESENTATIONS AND WARRANTIES

9.1 Wyeth hereby represents and warrants that it has the right to grant DOV the license under Article 2 of this Agreement, and that, as of the effective date of the Original License Agreement, Wyeth is not aware of any lawsuit, opposition or action of any kind questioning or contesting the validity of the Wyeth Patents. Notwithstanding the foregoing, Wyeth makes no other warranties, expressed or implied, and Wyeth does not warrant, nor does it entitle any agent, officer, employee or representative of Wyeth to warrant validity, enforceability, efficacy, merchantability, fitness for a particular purpose or otherwise with respect to any Product, Marketed Product or Wyeth Patent as the case may be.

9.2 DOV is fully cognizant of Good Laboratory Practices ("GLP") and Good Manufacturing Practices ("GMP") and shall manufacture or have manufactured Product and Marketed Product in a manner that fully complies with GLP and GMP.

ARTICLE 10.0 INDEMNIFICATION, LIABILITY AND INSURANCE

10.1 DOV shall at all times during the term of this Agreement, and thereafter, indemnify, defend and hold Wyeth and all its Affiliates and their respective directors, officers, partners, employees, servants and agents harmless from and against any and all claims and expenses, including without limitation legal expenses, court costs, and reasonable attorney's fees, arising out of or relating to the death of or actual or alleged injury to any person or damage to any third party's property, and from and against any other claim, proceeding, demand, expense, cost and liability of any kind whatsoever (collectively "liabilities") resulting from, arising out of or related to Product or Marketed Product.

10.2 DOV shall take all necessary steps, at its own costs, and shall so obligate its sublicensee to properly maintain insurance policies to cover all liabilities to any third party that might be incurred, directly or indirectly as a result of its participation in the performance of this Agreement.

10.3 DOV shall maintain (and shall cause its sublicensee to maintain) product liability insurance that may include funded self-insurance reserves with respect to the development, manufacture and sale of the Product and Marketed Product in such amount as customary in the industry. DOV (and its sublicensee) shall maintain such insurance for so long as it continues to develop, manufacture or sell any Product and Marketed Product and thereafter for so long as required to cover such manufacture or sales.

         DOV (and its sublicensee) shall name Wyeth as an additional insured on its insurance policy. Upon execution of the Original License Agreement DOV has supplied and during the term of this Agreement, upon Wyeth's request, DOV shall supply Wyeth with evidence of such coverage, and undertakes to communicate to Wyeth during the term of this Agreement any modifications to such coverages.

ARTICLE 11.0 USE OF NAMES/ TRADEMARKS/PUBLICITY

11.1 Neither party shall use the name of the other party in any advertising or other form of publicity without the written permission of the other.

11.2 By virtue of this License Agreement, DOV shall not acquire any right to use trademarks, tradedress or other indicia of origin belonging to Wyeth, or any of its Affiliates.

11.3 The timing and content of any press release or other public communications relating to this Agreement and the transactions contemplated herein shall, except as otherwise required by law, be determined jointly by Wyeth and DOV.

ARTICLE 12.0 PATENT INFRINGEMENTS

12.1 Wyeth shall be responsible for the filing, prosecution and maintenance of the Wyeth Patents. Wyeth shall not allow any issued Patent included within the Wyeth Patents and listed or Exhibit A attached hereto to lapse (by reason of failure to pay maintenance fees or annuities or to take any other action necessary to maintain such patent in full force and effect) or admit the invalidity thereof prior to the mutual expiration date thereof without DOV"s prior consent.

12.2 In case any actions, claims, demands, suits or other legal proceedings are brought or threatened to be brought against DOV by a third party for infringement of such third party's patent(s) relating to Product per se, by virtue of DOV's manufacture, use, sale or offer for sale of the Product or Marketed Product hereunder, DOV shall notify Wyeth forthwith of the threat or existence of such actions with sufficient evidence thereof to enable the parties to prepare an appropriate defense. strategy. The parties shall consult together as to the action to be taken and as to how the defense will be handled. DOV shall be responsible for all defense costs.

         DOV undertakes not to make any admission of liability to a claimant or plaintiff or his or her legal representative or insurer and not to sign any agreement in respect of such proceedings without Wyeth's previous written consent not to be unreasonably withheld.

         When DOV, because of the settlement with Wyeth's consent of the claimed infringement, or a final unappealable or non-appealed judgment of a court of competent jurisdiction, is required to make payments to one or more third parties to obtain a license without which the marketing of the Marketed Product could not be made in a given country, DOV may deduct such payments from the royalty payments due to Wyeth hereunder, provided however that in no event shall the royalty rate be reduced by more than fifty percent (50%) of that which would otherwise be due Wyeth.

12.3 DOV shall promptly inform Wyeth of any suspected infringement of any of Wyeth Patents by a third party and provide Wyeth with any available evidence of such suspected infringement.

         Wyeth shall have the right but not the obligation to institute any claim, suit or proceeding against an infringer or a presumed infringer to protect and defend Wyeth Patents. Wyeth shall control the prosecution of any such suit or claim, including without limitation the choice of counsel and shall settle or dispose of any such suit or claim. DOV shall provide Wyeth with all reasonable assistance (other than financial) required to institute and maintain such proceedings. In the event Wyeth so elects, Wyeth shall bear the entire costs of such prosecution and shall be entitled to retain, after deducting the costs and expenses borne by Wyeth in prosecuting the claim of infringement, ninety percent (90%) of the amount of any recovery, court award or settlement.

         DOV shall not institute any negotiations or legal proceedings with respect to any such infringement without prior written consent of Wyeth, but shall have the right to institute infringement proceedings against a third party in the event that Wyeth elects not to do so. In such event, DOV shall bear the entire costs and expenses of such proceedings. Wyeth shall provide DOV with all reasonable assistance (other than financial) required to institute and maintain such proceedings. In such event, DOV shall be entitled to retain ninety percent (90%) of the proceeds of any such recovery, after first deducting the costs and expenses borne by DOV in initiating and maintaining such infringement action and shall pay the remainder to Wyeth.

ARTICLE 13.0 DURATION AND TERMINATION

13.1 This Agreement shall be binding on the parties as of the day of its execution but shall have no force or effect until either the parties determine that notification under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. 18a, and the regulations promulgated thereunder, 16 C.F.R. 801.1 et seq., is not required or if the parties determine that such notification is required, the waiting period shall have expired or been terminated. If a notification filing is required, the parties shall, at their own expense, prepare and make all appropriate filings. The parties shall cooperate in the antitrust clearance process and hereby agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice such additional information reasonably requested by them in connection with such filings. In the event that the waiting period has not expired or been terminated within six (6) months after the date of signature of this agreement by both parties, the parties shall revert to their status before signing and this agreement shall be of no force and effect, except for Articles 7, 10, and 11 which shall survive pursuant to their terms. Thereafter, the Agreement shall continue in full force and effect in each country of the Territory until the later of expiration of the Wyeth Patents in such country or a period of ten (10) years following the launch of such Marketed Product by DOV or its sublicensee(s) in each country of the Territory.

13.2 Upon expiration of this Agreement with respect to each country of the Territory, DOV shall be deemed to have a fully-paid, royalty-free license with the right to make or have made, use or sell Product and Marketed Product as well as to freely utilize all data generated hereunder or received from Wyeth by DOV without DOV's having further obligation to Wyeth, except for maintaining confidentiality as required by Article 7.1 of this Agreement.

13.3 DOV shall be free to terminate this entire Agreement and surrender and return to Wyeth all rights acquired by DOV hereunder in its own discretion at any time upon 90 days' prior written notice at which time all license rights granted hereunder shall come to an end.

13.4 In the event that a party hereto shall be presumed by the other to have breached any material condition herein contained, the complaining party shall be required to provide a formal written notice of such presumed breach, requesting rectification within a sixty-day period from the date of receipt of such notice. The party presumed to be in breach of this Agreement shall either submit a commercially reasonable plan for rectification within 45 days of receipt of notice (if the breach cannot be rectified within the sixty-day period), or take appropriate steps to remedy the breach if capable of remedy within such period. If within the said sixty-day period neither the aforesaid plan has been submitted, nor the breach cured, the party alleging breach shall then be entitled to terminate this Agreement, thereby surrendering all rights granted hereunder, by written notice to the other party, such termination having immediate effect.

13.5 This Agreement may be terminated at once by Wyeth giving notice to DOV if DOV is insolvent or has committed an act of bankruptcy or an order is made or resolution passed for the winding up of either party.

13.6 In the event this Agreement is terminated prior to its full term pursuant to paragraph 13.3 by DOV or pursuant to paragraphs 13.4 or
         13.5 by Wyeth, DOV shall within thirty (30) days of such event transfer to Wyeth all information, data and know-how of any kind relating to the Product and shall authorize the transfer of all governmental approvals for the Product to Wyeth, in addition to DOV's right derived from all license agreements between DOV and its third party partners relative to Product and Marketed Product.

ARTICLE 14.0 REPORTS AND NOTICES

14.1 Upon Wyeth's request, DOV shall provide Wyeth an annual report summarizing the stage of development relating to the Product. Such report shall be provided within thirty (30) days of each anniversary of the signing of this Agreement.

14.2 DOV shall notify Wyeth in writing within fifteen (15) days after achieving an event that would require that a Scheduled Payment be paid by a third party to DOV, or by DOV to Wyeth, with respect to the Product.

14.3 Not later than sixty (60) days following the end of each quarter, DOV shall provide Wyeth with a report summarizing the Net Sales of Marketed Product in each country in the Territory made by DOV or a third party sublicensee of DOV. Such reporting shall begin following the first sale of Marketed Product in the Territory.

14.4 Any notices or reports required or permitted to be given under this Agreement shall be sent by certified or registered mail, or by an equivalent service that provides verification of delivery, return receipt requested to the respective party at the address stated below or such address as to which the parties are subsequently appropriately notified:

         If to Wyeth:  Wyeth
                       500 Arcola Road
                       Collegeville, PA 19426
                       Attn: Senior Vice President, Global Business Development

         If to DOV:    DOV Pharmaceutical, Inc.
                       Continental Plaza
                       433 Hackensack Avenue
                       Hackensack, NJ  07601
                       Attn: President

ARTICLE 15.0 ASSIGNMENT

15.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto. Notwithstanding the foregoing, any party may void this Agreement if the Agreement is assigned for the benefit of a creditor. This Agreement shall not be assignable by either party, except to an Affiliate, without the prior written consent of the other party; any other attempted assignment is void.

ARTICLE 16.0 APPLICABLE LAW

16.1 This Agreement shall be governed by and construed according to the laws of the State of New York, USA.

ARTICLE 17.0 FORCE MAJEURE

17.1 None of the parties shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. Force Majeure shall mean any circumstance that, due to an event or a legal position beyond the party's reasonable control, renders impossible the fulfillment of any of the party's obligations hereunder, such as, but not limited to, acts of God, acts, regulations, or laws of any government, war, civil commotion, destruction of facilities or materials by fires, earthquakes, or storms, labor disturbances, shortages of public utilities, common carriers, or raw materials, or any other cause, or causes of similar effects, except, however, any economic occurrence. During any such case of Force Majeure, this Agreement shall not be terminated, but only suspended and the party so affected shall continue to perform its obligations as soon as such case of Force Majeure is removed or alleviated.

ARTICLE 18.0 MISCELLANEOUS

18.1 This Agreement and the Schedules hereto constitute the full understanding and entire agreement between the parties and supersedes and replaces any and all prior oral or written understandings and agreements with respect to the subject matter hereof including, without limitation, the Original License Agreement. Notwithstanding the foregoing, this Agreement shall not be deemed to have modified (i) the Consent and Agreement entered into by Wyeth, DOV and DOV's sublicensee, Neurocrine Bioscience's Inc. ("Neurocrine"), on December 13, 2002, (ii) the Consent Agreement and

         Amendment entered into by Wyeth, DOV and Neurocrine on February __, 2004, or (iii) the Sublicense and Development Agreement entered into by DOV and Neurocrine June 30, 1998, each of which shall remain in full force and effect in accordance with the terms and conditions thereof as amended from time to time. This Agreement shall not be effective until duly signed by officers of both Wyeth and DOV. No terms, conditions, understandings or Agreements purporting to modify, amend or vary this Agreement shall be binding unless made in writing and signed by the parties hereto. It is mutually agreed that no party has relied upon any representations or statements of any third party except as stated herein.

18.2 The invalidity or unenforceability of an Article or any part of an Article of this Agreement in any jurisdiction shall not cause the invalidity of the whole Agreement as to such jurisdiction, and shall not affect the validity or enforceability of such Article or such part of an Article in any other jurisdiction. The parties shall replace any Article or part of an Article found invalid or unenforceable by alternative provisions which shall be as similar as possible in their conditions with regard to their spirit and commercial effect. If this Agreement in any jurisdiction is found to be invalid or unenforceable, the parties shall replace it by an alternative Agreement which shall be as similar as possible in its conditions with regard to its spirit and commercial effect.

18.3 The failure of either party on any occasion to require the performance by the other of any provision hereof shall in no manner affect the right of such party to enforce the same on a subsequent occasion. The waiver by either party of any breach of any provision hereof shall at no time be construed to be a waiver of any succeeding breach of that or any other provision or a waiver of the provision itself.

18.4 This Agreement shall not constitute either party as the joint venturer, legal representative or agent of the other party for any purpose whatsoever. Neither party shall have any right or authority to assume or create any obligation or responsibility for or on behalf of the other party or to otherwise bind the other party.

18.5 The parties recognize that this is a master Agreement covering a number of countries. If for any country in the Territory it becomes necessary to execute a separate instrument for such country in order to satisfy local regulatory requirements, the parties agree to execute such further instrument; that shall to the extent permitted by the laws of the country conform to the terms and conditions of this Agreement.

18.6 This Agreement and the Schedules and Exhibits hereto are originally prepared and signed in the English language. If any translation into any other language is legally required for purposes of governmental filings, the parties shall arrange for such translation, and the costs thereof shall be borne by the party legally required to make such filing. In the event of any question or dispute as to the meaning or interpretation of any term, condition or provision of this Agreement, or any Schedule or Exhibit hereto, the English language version shall in all events govern for all purposes whatsoever.

18.7 Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any Scheduled Payments or royalties that have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

18.8 This Agreement is executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

WYETH HOLDINGS CORPORATION             DOV PHARMACEUTICAL, INC.

NAME:                                  NAME:
TITLE:                                 TITLE:
DATE:                                  DATE:

                                   SCHEDULE 1

                                    PRODUCTS

                                   CL 285,489

                                    EXHIBIT A

                                  WYETH PATENTS

CL 285,489

United States

U.S. 6,399,621  expires 8/9/2020
U.S. 4,900,836  expires 2/13/2007
U.S. 4,521,422  expires 6/23/2003

                                  EXHIBIT 1.20

                        FORM OF STOCK PURCHASE AGREEMENT

                                  EXHIBIT 1.20

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of ________, 2004 by and among Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), and [Wyeth Holdings Corporation (formerly known as "American Cyanamid Company"), a Maine corporation, or its designee] (the "Investor"). The Investor and the Company are referred to herein as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Investor and the Company have entered into that certain Assignment and License Agreement dated February __, 2004 (the "Assignment Agreement"), which Assignment Agreement provides, inter alia, for the Parties to enter into this Agreement, pursuant to which the Company will issue to the Investor shares of its common stock, $.001 par value per share ("Common Stock"), as partial consideration for the rights and obligations assigned by the Investor to the Company under Article 2 of the Assignment Agreement and the licenses granted by the Investor to the Company under Article 3 of the Assignment Agreement;

         WHEREAS, the Company and Investor wish to set forth certain terms relating to the issuance of the shares of Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

         1.       AGREEMENT TO ISSUE STOCK.

                  Subject to the terms and conditions of this Agreement, as partial consideration for the rights and obligations assigned by the Investor to the Company under Article 2 of the Assignment Agreement and the licenses granted by the Investor to the Company under Article 3 of the Assignment Agreement, the Company shall issue and deliver to the Investor at the Closing (as defined below) Eight Hundred Two Thousand Nine Hundred Ninety-Eight (802,998) shares of its Common Stock; provided that if the sum of the aggregate value of such shares of Common Stock on the Closing Date (as defined below) plus the aggregate value of any other Common Stock as of the Closing Date held by the Investor or its Affiliate as of the Closing Date (including without limitation the 4,186 shares of Common Stock held by the Investor or its Affiliate as of the Signature Date) plus the aggregate value of any Common Stock as of the Closing Date purchasable by the Investor or its Affiliate pursuant to any warrant (including without limitation the 19,950 shares of Common Stock purchasable by the Investor or its Affiliate under its existing warrant) is equal to or greater than $50,000,000, the Company will (i) issue to the Investor a number of shares of Common Stock (rounded down to the next whole share) that, when added to the number of other shares of Common Stock held by the Investor or its Affiliate as of the Closing Date plus the number of shares of Common Stock purchasable by the Investor or its Affiliate pursuant to any warrant as of the Closing Date, is equal to $49,999,995 divided by the closing sale price of the Company's Common Stock on the Nasdaq National Market on the trading day immediately prior to the Closing Date and (ii) pay to the

Investor an amount in cash equal to the difference of the aggregate value of Eight Hundred Two Thousand Nine Hundred Ninety-Eight (802,998) shares of Common Stock minus the aggregate value of the number of shares of Common Stock issuable pursuant to this proviso. For purposes of this Section 1, the value of a number of shares of the Company's Common Stock as of the Closing Date shall be calculated by multiplying the number of shares by the closing sale price of the Company's Common Stock on the Nasdaq National Market on the trading day immediately prior to the Closing Date. The shares of the Company's Common Stock to be issued pursuant to this Section 1 are referred to herein as the "Shares."

         2.       CLOSING.

                  The issuance and delivery of the Shares (the "Closing") will take place at the offices of the Investor, 500 Arcola Road, Collegeville, Pennsylvania 19426, on the date hereof (the "Closing Date").

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company hereby represents and warrants to the Investor that the statements in the following paragraphs of this Section 3 are true and correct:

                  3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1 attached hereto sets forth the name and jurisdiction of organization of each of the Company's subsidiaries ("Subsidiaries"). The Company and each of its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company and each of the Subsidiaries have full power and authority to carry on their respective businesses as currently conducted.

                  3.2 Authorization; Enforceability. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of the obligations of the Company at the Closing, and the issuance and delivery of the Shares has been taken, and this Agreement has been duly executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies and
(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

                  3.3 Valid Issuance of Stock. The Shares have been duly reserved for issuance and, when issued and delivered in accordance with the terms of this Agreement for the consideration contemplated herein, (i) will be duly and validly issued, fully paid and nonassessable and will be free of any taxes, liens or claims (other than those that may be created by the Investor);
(ii) will be free of any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws; (iii) will not be subject to preemptive rights or similar rights of any stockholders of the Company; and (iv) will be issued in compliance with all applicable federal and state securities laws. The Shares will have attached thereto rights (the "Rights") to purchase Series A Participating Preferred Stock. The Rights have been and will be issued pursuant to an Amended and Restated Preferred Shares Rights Agreement dated as of January 11, 2002 between the Company and American Stock Transfer & Trust Company.

                  3.4 Capitalization. The entire authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 35,334,440 shares were issued and outstanding as of ___________, 2004, and _________ shares of preferred stock, $.001 par value per share, none of which are issued and outstanding as of the date hereof. Except as set forth in SEC Documents (as defined below) and except as granted in the ordinary course of business pursuant to the Company's 2003 Incentive Stock Plan since the dates of the SEC Documents, there are no outstanding or authorized warrants, options, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal or other similar right exists with respect to the issuance and sale of the Shares. Except as set forth in the SEC Documents, there are no stockholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

                  3.5 Noncontravention. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject,
(ii) violate any provision of the charter or bylaws of the Company (the "Governing Documents") or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company's assets is subject (or result in the imposition of any mortgage, pledge, lien, encumbrance, charge or other security interest upon any of such assets), except in the case of clause (i) or (iii) above, where such violation, conflict or default would not have a Material Adverse Effect. Except for (i) the filing of a Form D with the Securities and Exchange Commission (the "SEC") and
(ii) filings which may be required under state securities laws, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Company and the Investor to consummate the transactions contemplated by this Agreement.

                  3.6 Reports Filed under the Securities Exchange Act of 1934; Financial Statements. The Company has timely filed or furnished, as applicable, all reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the related certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. All such reports filed by the Company in the preceding twelve (12) months (the "SEC Documents") contain all statements required to be stated therein in accordance with the 1934 Act and the rules and regulations promulgated thereunder applicable to the SEC Documents, and the SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any statements made in any such SEC Documents that are or were required to be updated or amended have been so updated or amended. As of their respective dates (except as they have been correctly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such SEC Documents, (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such SEC Documents, which liabilities and obligations referred to in clauses (i) and
(ii), individually or in the aggregate, would not have a Material Adverse Effect, and (iii) contingent liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.7 Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its Subsidiaries, or any of their directors or officers in their capacities as such which could reasonably be expected to have a Material Adverse Effect.

                  3.8 Taxes. The Company has filed all tax returns, reports, forms, schedules and any other documents ("Tax Returns") required to be filed by or on behalf of the Company, and all such Tax Returns are accurate and complete in all material respects. The Company has paid all material taxes (including interest, penalties, additions to tax or other additional amounts imposed by any taxing authority) shown to be due on such Tax Returns or otherwise due, except for such taxes that are being contested in good faith and for which adequate reserves have been provided.

                  3.9 No Violations. The Company is not in violation of its charter, bylaws or other organizational documents, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, and is not in default (and there exists no condition which, with or without the passage of time or giving of notice or otherwise, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably likely to have a Material Adverse Effect.

                  3.10 Nasdaq Compliance. The Common Stock is registered pursuant to Section 12(g) of the 1934 Act, and is listed on the Nasdaq National Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the Nasdaq National Market.

                  3.11 No Manipulation of Stock. The Company has not taken any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

                  3.12 No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) in connection with the offer or sale of the Shares.

                  3.13 Form S-3 Eligibility. The Company is currently, and at the Closing Date will be, eligible to register the resale of the Shares on a registration statement on Form S-3 under the 1933 Act. There exist no facts or circumstances (including without limitation any required approvals or waivers of any circumstances that may delay or prevent the obtaining of accountant's consents) that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Shares.

                  3.14 Rule 144 Availability. The Company has filed the reports required to be filed by it under the 1934 Act and the rules and regulations adopted by the SEC thereunder in order to enable the holders of unregistered Common Stock to sell such Common Stock without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 under the 1933 Act, as such Rule is currently in effect.

         4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

                  The Investor represents and warrants to the Company that the statements in the following paragraphs of this Section 4 are true and correct:

                  4.1 Organization and Qualification. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of [Maine]. The Investor has all requisite corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

                  4.2 Authorization. All action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder has been taken, and this Agreement has been duly executed and delivered by the Investor and constitutes a legally valid and binding obligation of the Investor, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies and
(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

                  4.3 Purchase for Own Account. The Shares to be purchased by the Investor hereunder will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public distribution thereof within the meaning of the 1933 Act, and the Investor has no present intention of selling or otherwise distributing the same, except in compliance with the requirements of, or pursuant to a valid exemption from, such Act. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares. The Investor also represents that it has not been formed for the specific purpose of acquiring the Shares.

                  4.4 Accredited Investor Status. The Investor is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. By reason of its business and financial experience, sophistication and knowledge, the Investor is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. The Investor confirms that it is able (i) to bear the economic risk of this investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to bear a complete loss of the Investor's investment; and the Investor represents that it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect the Investor's ability to provide for its current needs and possible financial contingencies.

                  4.5 Restricted Securities. The Investor understands that the Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Investor understands that the Company is under no obligation to register any of the securities sold hereunder, except as provided in Section 7 below.

                  4.6 Due Diligence and No Solicitation. The Investor has had a reasonable opportunity to conduct due diligence and to ask questions of and receive answers from the Company and its officers. At no time was the Investor presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising. Neither such inquiries nor any other due diligence investigation conducted by Investor or its counsel or any of its representatives shall modify or affect Investor's right to rely on the Company's representations and warranties in this Agreement.

                  4.7 Further Limitations on Disposition. The Investor further agrees not to make any disposition of all or any portion of the Shares unless and until:

                           (a)      there is then in effect a registration
statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (b)      (i) the Investor shall have notified the
Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, which in the case of a sale to be made pursuant to Rule 144 shall be limited to customary representations regarding compliance with the requirements of Rule 144 regarding volume, manner of sale and other matters, and (ii) the Investor shall have furnished the Company at the Investor's expense an opinion of in house or outside counsel (as determined by the Investor), reasonably satisfactory to the Company that such disposition will not require registration of such securities under the 1933 Act; provided that the Company shall not require an opinion of counsel for routine sales of shares pursuant to Rule 144 or any sale of shares pursuant to Rule 144(k).

                  Notwithstanding the foregoing provisions of this Section 4.7 or any other provision of this Article 4 or this Agreement, the Parties acknowledge and agree that the Investor may contribute or otherwise transfer the Shares without consideration to a corporation that is the direct or indirect parent of the Investor or to any subsidiary of the Investor or such corporate parent.

                  4.8 Legends. It is understood that the certificates evidencing the Shares will bear the legends set forth below:

                           (a)      THE SECURITIES REPRESENTED HEREBY HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                           (b)      Any legend required by the laws of the State
of California, including any legend required by the California Department of Corporations.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of Shares upon which it is stamped, if (a) the Shares represented by such certificate have been sold pursuant to an effective registration statement under the 1933 Act or (b) in connection with the resale of such Shares, such holder provides the Company with an opinion of in house or outside counsel (as determined by the Investor), in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act or (c) such holder provides the Company with reasonable assurances that such Shares have been sold under Rule 144 or can be sold under Rule 144(k).

         5.       COVENANTS.

                  The Company and the Investor agree as follows:

                  5.1 Form D. The Company agrees to file a notice of sale on Form D with respect to the Shares as required under Regulation D promulgated under the 1933 Act and to provide a copy thereof to Investor promptly after such filing.

                  5.2 No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Shares) under circumstances that would require registration of the Shares being offered or sold hereunder under the 1933 Act or cause this offering of Shares to be integrated with any other offering of securities by the Company.

                  5.3 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to the Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

         6.       DELIVERIES BY THE COMPANY AT CLOSING.

                  At the Closing, the Company shall deliver, or cause to be delivered, to the Investor the following:

                  6.1      Stock Certificate. A certificate representing the
Shares.

                  6.2 Opinion of Company Counsel The Investor shall have received a customary opinion of Latham & Watkins LLP, outside counsel to the Company, with respect to the matters set forth on Exhibit A and a customary legal opinion of Margaret E. Valeur-Jensen, Esq., the Company's General Counsel, addressed to the Investor with respect to the matters set forth on Exhibit B.

         7.       REGISTRATION STATEMENT FOR RESALE OF THE SHARES.

                  7.1 Demand Registration Rights. As promptly as practicable but in no event later than thirty (30) days after the receipt of a written request from the Investor that the Company effect any registration under the 1933 Act on SEC Form S-3 (or any successor form to Form S-3 regardless of its designation) at a time when the Company is eligible to register securities on Form S-3 (or any successor form to Form S-3 regardless of its designation), the Company will prepare and file with the SEC a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) registering all of the Shares sold to the Investor pursuant to this Agreement for resale to the public by the Investor pursuant to such registration statement (the "Shelf Registration Statement") and the prospectus included therein, free and clear of any restrictions under the 1933 Act except for prospectus delivery requirements. For purposes of this Section 7, the term "Shares" shall be deemed to include shares of Common Stock issued as a dividend or other distribution with respect to or in replacement of the Shares. The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective as promptly as practicable thereafter and, subject to Sections 7.3(c), to remain effective until the earlier of (i) ninety (90) days from the effective date and (ii) such time as the Investor has sold all of the Shares (the "Registration Period"). Notwithstanding the foregoing, (1) the Company shall have no obligation to prepare and file, or maintain the effectiveness of, a Shelf Registration Statement at any time that the Investor may sell all or any portion of the Shares pursuant to SEC Rule 144(k); (2) the Company shall have the right to defer the filing of a Shelf Registration Statement for a period of not more than sixty (60) days from delivery of the request of the Investor if within seven (7) days from delivery of such request the Company notifies the Investor of the Company's intention to make a public offering within sixty (60) days or the Company notifies the Investor that, in the good faith determination of the Board of Directors of the Company, it would be seriously detrimental to the Company for any registration to be effected as requested under this Section 7.1; provided, however, that the Company may not utilize this right more than once; and (3) the Company shall have no obligation to enter into an underwriting agreement relating to, or otherwise facilitate, an underwritten sale of the Shares pursuant to the Shelf Registration Statement.

                  7.2      Piggyback Registration Rights.

                           (a)      Right to Piggyback. If, at any time during
the period commencing upon the Closing Date and ending upon the one-year anniversary of the Closing Date, the Company proposes to register any shares of Common Stock with the SEC under the 1933 Act in connection with the underwritten public offering of such shares, and the registration form to be used may be used for the registration of the Shares (a "Piggyback Registration"), the Company (1) will give written notice (the "Piggyback Notice") to the Investor no later than ten (10) days prior to the anticipated filing date of its intention to effect such a registration, which Piggyback Notice will specify the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and (2) will, subject to Section 7.2(b), include in such Piggyback Registration all Shares with respect to which the Company has received written requests for inclusion therein within five (5) days after the date of the Piggyback Notice. Subject to Section 7.2(b), such Shares shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. The Investor's right to registration of any Shares pursuant to this Section 7.2 shall be conditioned on the inclusion of such Shares in such underwriting, and the Investor shall have no right to participate in the selection of the underwriters for such offering.

                           (b)      Priority on Piggyback Registrations. If the
managing underwriter or underwriters in any Piggyback Registration advise the Company that in its or their reasonable good faith opinion the number or kind of securities proposed to be sold in such registration (including Shares to be included pursuant to Section 7.2(a)) is inconsistent with that which can be sold in such registration without having a material adverse effect on the success of the offering, the Company will include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters can be sold, in the following order of priority: (1) first, the shares the Company proposes to sell for its own account, (2) second, the Shares requested to be included in such registration by the Investor and other holders of similar piggyback registration rights, and (3) third, any securities held by any other persons to be included in such Piggyback Registration.

                  7.3 Company Obligations. In connection with the registration of the Shares pursuant to this Section 7, the Company shall do the following:

                           (a)      Prepare and deliver to the Investor as many
copies of the Prospectus (as hereafter defined) as the Investor may reasonably request;

                           (b)      With respect to the Shelf Registration
Statement contemplated by Section 7.1, use its reasonable best efforts to comply with all requirements imposed upon it by the 1933 Act, by the 1934 Act and by the undertakings in the Shelf Registration Statement, so far as is necessary to permit the continuance of resales of the Shares by the Investor to the public, free and clear of any restrictions under the 1933 Act except for prospectus delivery requirements;

                           (c)      If an event shall occur which makes it
necessary to amend or supplement any registration statement filed pursuant to this Section 7 (any such registration statement, including the Shelf Registration Statement, the "Registration Statement") or the Prospectus to comply with law or with the rules and regulations of the SEC, the Company shall promptly notify the Investor of the proposed amendment or supplement and promptly prepare and furnish to the Investor such number of copies of an amended or supplemented Registration Statement and/or Prospectus that complies with law and with such rules and regulations as the Investor may reasonably request. The Investor shall suspend its sales of the Shares pending the preparation and delivery of such amendment or supplement and until such time as each such amendment or amendments to the Registration Statement have been declared effective by the SEC. The Company authorizes the Investor, and any brokers or dealers effecting sales of the Shares for the account of the Investor, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Shares in accordance with applicable provisions of the 1933 Act and state securities laws. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Shares most recently included in the Registration Statement or filed by the Company pursuant to Rule 424 of the 1933 Act and any amendments or supplements thereto filed by the Company pursuant to Rule 424 of the 1933 Act and shall include all documents or information incorporated in any such prospectus by reference;

                           (d)      Promptly advise the Investor (i) when any
post-effective amendment of the Registration Statement is filed with the SEC and when any post-effective amendment becomes effective; (ii) of any request made by the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (iii) of any suspension or threatened suspension of the use of any Prospectus in any state; and (iv) of any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that would result in the issuance of any stop order or other order or suspension of use. The Company agrees to use its reasonable best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during any period during which the Company has an obligation to maintain the effectiveness of a

Registration Statement filed pursuant to this Section 7 (the "Resale Period") and to comply with any such request by the SEC to amend or supplement the Prospectus;

                           (e)      Take such action as shall be necessary to
qualify and maintain the qualification of the Shares covered by such registration under such state securities or "blue sky" laws for offers and sales to the public during the Resale Period as the Investor shall reasonably request; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process;

                           (f)      Provide a transfer agent and registrar,
which may be a single entity, for the Shares not later than the effective date of the Registration Statement;

                           (g)      Prepare and file with the SEC, at the
request of the Investor, such amendments (including post-effective amendments) and supplements to a Shelf Registration Statement and the prospectus used in connection therewith as may be reasonably necessary or appropriate to change the plan of distribution set forth in the Shelf Registration Statement; and

                           (h)      Cause the Common Stock to be registered
pursuant to Section 12(b) or 12(g) of the 1934 Act and continually quoted or listed, subject to notice of issuance, on the Nasdaq National Market or a national securities exchange, if such exchange is the principal market on which the Common Stock is traded, and not subject to any restriction or suspension from trading on the Nasdaq National Market or such national securities exchange; provided, however, that the Company may deregister the Common Stock registered pursuant to Section 12(b) or 12(g) of the 1934 Act if such deregistration is in connection with a merger, dissolution or other transaction in which the stockholders of the Company receive prior to such deregistration either cash or securities that are listed on the Nasdaq National Market or a national securities exchange or some combination of cash and such securities; provided, further, that the Company may delist the Common Stock from trading on the Nasdaq National Market or national securities exchange if the Company is concurrently listing such stock on the New York Stock Exchange or the American Stock Exchange.

                           (i)      With a view to making available to the
Investor the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Shares to the public without registration, the Company agrees to:

                                    (A)      make and keep public information
available, as those terms are understood and defined in Rule 144 under the 1933 Act;

                                    (B)      file with the SEC in a timely
manner all reports and other documents required of the Company under the 1934 Act; and

                                    (C)      so long as the Investor owns any
unregistered Shares, furnish to the Investor upon any reasonable request a written statement by the Company as to its compliance with the public information requirements of Rule 144 under the 1933 Act, and of the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and the other SEC reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing an Investor to sell any Shares without registration (excluding any reports or documents of the Company that the Company, in its sole discretion, deems confidential).

                  7.4 Restrictions on Registrations. If at any time or from time to time after the effective date of the Registration Statement, the Company notifies the Investor in writing of the existence of a Material Event (as defined below), the Investor shall not offer or sell any Shares or engage in any other transaction involving or relating to Shares from the time of the giving of notice with respect to a Material Event until the Investor receives written notice from the Company that such Material Event either has been disclosed to the public or no longer constitutes a Material Event. "Material Event" means any of the following: (i) the possession by the Company of material information not ripe for disclosure in the Registration Statement, as determined in good faith by the Board of Directors of the Company that disclosure of such information in the Registration Statement at such time would be seriously detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be seriously adversely affected by disclosure in the Registration Statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the Registration Statement would be materially misleading absent the inclusion of such information. In no event shall the suspension of the Registration Statement (or the permissible delay in filing the Registration Statement) exceed sixty
(60) days as a result of a Material Event.

                  7.5 Certain Obligations of Investor. In connection with the registration of the Shares pursuant to this Section 7:

                           (a)      The Investor shall cooperate as reasonably
requested by the Company with the Company in connection with the preparation of the Registration Statement, and for so long as the Company is obligated to file and keep effective the Registration Statement, shall provide to the Company, in writing, for use in the Registration Statement, all such information regarding such Investor and its plan of distribution of the Shares as may be required to enable the Company to prepare the Registration Statement and the Prospectus, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

                           (b)      The Investor agrees to promptly furnish
additional information required to be disclosed in order to make the information previously furnished to the Company by the Investor not materially misleading. The Investor agrees to furnish all such information and to cooperate with and provide assistance to the Company, as the Company may reasonably request, in connection with any registration and sale of the Shares.

                           (c)      The Investor hereby covenants with the
Company not to make any sale of the Shares without effectively causing the prospectus delivery requirements under the 1933 Act to be satisfied unless the sale is made pursuant to an exemption from registration.

                           (d)      The Investor acknowledges and agrees that
the Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Shares have been sold in accordance with this Agreement and the Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

                           (e)      The Investor is hereby advised that the
anti-manipulation provisions of Regulation M under the 1934 Act may apply to sales of the Shares offered pursuant to the Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Registration Statement that constitutes a violation of Regulation M under the 1934 Act or any other applicable rule, regulation or law.

                           (f)      At the end of the Registration Period, the
Investor shall discontinue sales of Shares pursuant to the Shelf Registration Statement upon receipt of notice from the Company of its intention to remove from registration the Shares covered thereby which remain unsold, and the Investor shall promptly notify the Company of the number of Shares registered that remain unsold immediately upon receipt of the notice from the Company.

                  7.6 Indemnification of the Investor. The Company shall indemnify, defend and hold harmless the Investor, its officers and its directors and any controlling persons of the Investor against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which the Investor or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by the Investor or by any of its representatives for use specifically in such Registration Statement; provided, however, this indemnity agreement shall not inure to the benefit of the Investor to the extent any loss, claim, damage, liability or action arising from the sale of the Shares to any person results from the Investor failing to send or give a copy of the Prospectus (as amended or supplemented) to such person.

                  7.7 Indemnification of the Company. The Investor shall indemnify, defend and hold harmless the Company, its officers and its directors and any controlling persons of the Company against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which the Company or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in each case to the extent that any such untrue statement or omission is based upon written information supplied by the Investor or its representatives for use specifically in such Registration Statement; provided that in no event shall any indemnification obligation on the part of the Investor under this Section 7.7 exceed the net proceeds from the offering received by the Investor.

                  7.8 Contribution. If for any reason the indemnification provided for in the preceding Sections 7.6 or 7.7 is unavailable to an indemnified party as contemplated by such clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; provided that in no event shall any contribution obligation on the part of the Investor under this Section 7.8 exceed the net proceeds from the offering received by the Investor.

                  7.9 Procedure for Indemnification. The procedure for indemnification under this Section 7 shall be as follows:

                           (a)      Notice. The indemnified party shall promptly
give notice to the indemnifying party of any pending or threatened claim giving rise to indemnification under Sections 7.6 or 7.7 (a "Claim"), specifying the factual basis for the Claim and the approximate amount thereof.

                           (b)      Control of Claim and Settlement. With
respect to any Claim as to which a person is entitled to indemnification hereunder, the indemnifying party shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the indemnified party shall reasonably cooperate with the indemnifying party, subject to reimbursement for actual out-of-pocket expenses incurred by the indemnified party as the result of a request by the indemnifying party; provided, however, that such indemnifying party shall not be entitled to assume such defense and an indemnified party shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the indemnified party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and any such indemnified party reasonably determines that there may be legal defenses available to such indemnified party which are in conflict with those available to such indemnifying party. If the indemnifying party elects to assume control of the defense of any Claim, the indemnified party shall have the right to participate in the defense of the Claim at its own expense. If the indemnifying party does not elect to assume control or otherwise participate in the defense of any Claim, it shall be bound by the results obtained by the indemnified party with respect to the Claim. No indemnifying party shall be liable for any settlement effected without its written consent, not to be unreasonably withheld or delayed.

                           (c)      Survival. Notwithstanding any other
provision of this Agreement, the indemnification and contribution obligations of the parties hereunder shall survive indefinitely.

                  7.10 Expenses. The Company shall pay all expenses incident to the registration of the Shares under this Section 7, including without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel for the Company and its independent public accountants. With respect to sales of the Shares, the Investor shall pay all underwriting discounts and commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to any resale of the Shares by the Investor, and transfer taxes, if any.

                  7.11 Compliance. The Investor will observe and comply with the 1933 Act, the 1934 Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge, transfer or other disposition of the Shares or any part thereof.

8.       MISCELLANEOUS.

                  8.1 Survival of Warranties. The representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the Closing and the delivery to the Investor of the Shares and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company, as the case may be; provided, however, that (a) the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive without limitation to time, (b) the representations and warranties set forth in Section 3.8 shall survive until fifteen (15) months after the Closing Date and (c) all other representations and warranties in Articles 3 and 4 shall survive until one (1) year after the Closing Date. The covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the Closing and the delivery to the Investor of the Shares and shall survive indefinitely.

                  8.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investor and their respective successors and permitted assigns; provided that the Company may not assign its rights or obligations under this Agreement to any person without the prior written consent of the Investor; provided, further, that the Investor may not assign its rights or obligations under this Agreement to any person (other than an affiliate) without the prior written consent of the Company. For the avoidance of doubt, the Parties agree that the Investor may contribute or otherwise transfer the Shares to any affiliate.

                  8.3 Applicable Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of California, United States of America.

                  8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.5 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

                  8.6 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (within two business days) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

         To the Company:           Neurocrine Biosciences, Inc.
                                   10555 Science Center Drive
                                   San Diego, CA  92121
                                   Attention: Margaret Valeur-Jensen, Esq.
                                   Telephone: (858) 658-7600
                                   Facsimile: (858) 658-7605

         with a copy to:           Latham & Watkins LLP
                                   12636 High Bluff Drive, Suite 300
                                   San Diego, CA 92130
                                   Attn: Scott N. Wolfe, Esq.
                                   Telephone: (858) 523-5400
                                   Facsimile: (858) 523-5450

         To the Investor:          [Wyeth Holdings Corporation]
                                   500 Arcola Road
                                   Collegeville, PA 19426
                                   Attention: Senior Vice President, Worldwide
                                              Licensing
                                   Facsimile: (484) 865-9301

         with a copy to:           Wyeth
                                   5 Giralda Farms
                                   Madison, NJ 07940
                                   Attention: General Counsel
                                   Facsimile: (973) 660-7156

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  8.7 No Finder's Fees. Each of the Company and the Investor represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

                  8.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

                  8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                  8.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

                  8.11 Public Announcements. The Investor and the Company shall use reasonable efforts to consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used reasonable efforts to consult with the other Party prior thereto. The Investor hereby consents to the filing of this Agreement by the Company with the SEC.

                  8.12 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

NEUROCRINE BIOSCIENCES, INC.

By:
Name:
Title:

THE INVESTOR:

[WYETH HOLDINGS CORPORATION]

By:
Name:
Title:

                                    EXHIBIT A

                       FORM OF OPINION OF LATHAM & WATKINS

         1. The Company is a corporation under the General Corporation Law of the State of Delaware, with corporate power and authority to own its properties and to conduct its business as described in the SEC Documents. Based on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California.

         2. The authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock, and (b) 5,000,000 shares of preferred stock, par value $0.001 per share. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued to you in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents.

         3. The execution, delivery and performance of the Purchase Agreement have been duly authorized by all necessary corporate action of the Company, and the Purchase Agreement has been duly executed and delivered by the Company. The Purchase Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         4. The execution and delivery of the Purchase Agreement and the issuance and sale of the Shares by the Company to you pursuant to the Purchase Agreement on the date hereof do not:

                  (a)      violate the Company's Governing Documents;

                  (b) violate any federal or California statute, rule or regulation applicable to the Company; or

                  (c) require any consents, approvals or authorizations to be obtained by the Company, or any registrations, declarations or filings to be made by the Company, in each case, under any federal or California statute, rule or regulation applicable to the Company, except such that have been obtained under the Securities Act and such that may be required under state securities laws.

         5. Assuming the accuracy of the representations in Section 4 of the Purchase Agreement, no registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), is required in connection with the issuance of the Shares to the Investor in the manner contemplated by the Purchase Agreement.

         The opinions expressed in paragraph 3 shall be further subject to the following limitations, qualifications and exceptions:

                  (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

                  (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

                  (c) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

                  (d) certain rights, remedies and waivers contained in the Purchase Agreement may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Purchase Agreement invalid or unenforceable as a whole; and

                  (e) such counsel calls to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorney's fees.

         Our opinions set forth in paragraph 4 are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to private placements of common equity securities. We express no opinion in paragraph 4 as to the application of laws which by custom are understood to be excluded from such opinions and identified in Section 19 of the Legal Opinion Accord of the Section of Business Law of the American Bar Association (1991). Without limiting the foregoing, we express no opinion in paragraph 4 as to the application of Section 548 of the federal Bankruptcy Code and comparable provisions of state law, federal securities laws (certain aspects of which are addressed elsewhere herein), state securities laws, antifraud laws, antitrust or trade regulation laws, the Hatch/Waxman Patent Term Extension Act and the other patent laws of the United States or the rules and regulations of the U.S. Patent and Trademark Office, the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Food and Drug Administration Modernization Act, the Orphan Drug Act or the rules and regulations of the Federal Food and Drug Administration, or any other federal or California laws pertaining to the regulation of the development, testing, manufacture or sale of drugs.

                                    EXHIBIT B

                         FORM OF GENERAL COUNSEL OPINION

         1. To my knowledge, the issuance and sale of the Shares by the Company pursuant to the Stock Purchase Agreement will not result in the breach of or a default under (i) any order, writ or decree of any court or governmental agency having jurisdiction over the Company or the Subsidiaries or over any of their respective properties or operations or (ii) any of the agreements listed on Annex I hereto.

         2. To my knowledge, there are no legal or governmental proceedings pending or threatened against the Company of a character required to be disclosed in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q by the Securities Exchange Act of 1934, as amended, other than those described in the SEC Documents, except for such proceedings as, if the subject of an unfavorable decision, would not individually or in the aggregate result in a material adverse change in the earnings, business, management, properties, assets, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or prevent the consummation of the transactions contemplated by the Purchase Agreement.

                                  EXHIBIT 1.23

                                  WYETH PATENTS

CL 285,489
United States

U.S. 6,399,621   expires 8/9/2020

U.S. 4,900,836   expires 2/13/2007

U.S. 4,521,422   expires 6/23/2003

                                   EXHIBIT 2.2

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment"), dated as of __________ ___, 2004, is entered into by and between Wyeth Holdings Corporation (formerly known as "American Cyanamid Company"), a Maine corporation, having a place of business at 5 Giralda Farms, Madison, New Jersey 07940 (hereinafter "Assignor"), Neurocrine Biosciences, Inc., a Delaware corporation, having a place of business at 10555 Science Center Drive, San Diego, California 92121 (hereinafter, "Assignee"), and DOV Pharmaceutical, Inc., a New Jersey corporation, having a place of business at 433 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter, "DOV"), and is executed and delivered pursuant to that certain Assignment and License Agreement, dated as of February 26, 2004, by and among Assignor and Assignee (the "Agreement") and that certain Consent Agreement and Amendment, dated as of February 24, 2004, by and among Assignor, Assignee and DOV (the "2004 Consent Agreement").

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Assignment. Assignor hereby absolutely and irrevocably grants, bargains, assigns, transfers, sets over, conveys and delivers to Assignee, and Assignee hereby accepts from Assignor, Assignor's right, title and interest in and to (i) that certain License Agreement, dated as of __________________ ___, 2004, between DOV and Assignor (the "Compound License Agreement"), which Compound License Agreement relates solely to the compound designated as CL 285,489 (also known as Indiplon) (the "Compound"), and (ii) that certain Consent and Agreement dated December 13, 2002 by and among Assignor, Assignee and DOV (the "2002 Consent Agreement") solely to the extent such right, title and interest in and to the Consent Agreement relate to the Compound.

      2. Assumption. Subject to the terms and conditions of the Agreement and the 2004 Consent Agreement, Assignee hereby assumes all liabilities and obligations of Assignor under (i) the Compound License Agreement and (ii) the 2002 Consent Agreement solely to the extent such liabilities and obligations under the Consent Agreement relate to the Compound.

      3. Further Assurances. Assignor agrees to furnish to Assignee all such resolutions, certificates, other documents and access to information and to take such other action as Assignee may from time to time reasonably request to evidence, confirm and fully implement the assignment of contract rights and assumption of liabilities made hereby.

      4. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

      5. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

      6. Amendments. No amendment, waiver, modification, termination or cancellation of this Assignment shall be effective unless made in writing and signed by the party against whom enforcement is sought.

      7. Severability. Wherever possible, each provision of this Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment.

      8. Terms of the Agreement. The terms of the Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

      9. Governing Law, Entire Agreement, etc. This Assignment shall for all purposes be governed by the laws of the State of New York without regard to choice of law or conflicts of law provisions. This Assignment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

      10. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings given to such terms in the Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Assignment to be executed and delivered as of the date first above written.

                                                    ASSIGNOR:

                                                    WYETH HOLDINGS CORPORATION

                                                    By: _______________________
                                                        Name:
                                                        Title:

                                                    ASSIGNEE:

                                                    NEUROCRINE BIOSCIENCES, INC.

                                                    By: _______________________
                                                        Name:
                                                        Title:

                                                    DOV PHARMACEUTICAL, INC.

                                                    By: _______________________
                                                        Name:
                                                        Title:

                                   EXHIBIT 2.4

                            FORM OF PATENT ASSIGNMENT

      This PATENT ASSIGNMENT (this "Assignment") dated as of March ___ 2004 (the "Effective Date"), is made by and between WYETH HOLDINGS CORPORATION, a corporation organized and existing under the laws of the State of Maine and having a principal place of business at Five Giralda Farms, Madison, New Jersey 07928 ("Assignor") and NEUROCRINE BIOSCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America and having a place of business at 10555 Science Center Drive, San Diego, California 92121 United States of America ("Assignee"). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Assignment and License Agreement (the "Assignment and License Agreement") dated as of the date hereof by and between Assignor and Assignee.

      In partial consideration for the purchase price set forth in the Assignment and License Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor assigns and transfers to the Assignee, and the Assignee's successors and assigns, and the Assignee accepts, subject to the conditions of the Assignment and License Agreement, such assignment and transfer, the entire right, title and interest in and to the invention entitled:

N-METHYL-N-(3-{3-[2-THIENYLCARBONYL]-PYRAZOL-[1,5-(alpha)]-PYRIMIDIN-7-YL}
PHENYL)ACETAMIDE AND COMPOSITIONS AND METHODS RELATED THERETO and which is found in:

            U.S. application Serial No. 09/636,381 filed on August 9, 2000, now U.S. Patent No. 6,399,621, issued on June 4, 2002,

including any reissues or re-examinations thereof, and any patent term extensions arising therefrom (the "Patent Rights"),

said Patent Rights to be held and enjoyed by the above-named Assignee, for Assignee's own use and benefit, and for Assignee's successors and assigns to the full end of the term or terms for which said patent(s) may be granted, subject only to the conditions of the Assignment and License Agreement.

      Interested parties who acquire title, rights or grants to the Patent Rights are hereby notified that certain restrictions and obligations set forth in the Assignment and License Agreement have been made appurtenant to and run with the Patent Rights and such interested parties are on notice of such restrictions and obligations.

                           Wyeth Holdings Corporation

                           __________________________
                           [Name]
                           [Title]

                                 ACKNOWLEDGMENT

State of _______________________ }
                                 ss:
County of ______________________ }

On the  day of   2005,         personally appeared before me, known by me to be
the same person described in and who executed the foregoing instrument, and acknowledged that he/she executed the same, of his/her own free will and for the purposes set forth.

                                                     ___________________________
                                                             Notary Public

                                   EXHIBIT 8.3

                                  PRESS RELEASE

                              INTENTIONALLY OMITTED

                                       3